EXHIBIT 99(ii)

  =============================================================================

                                 HONEYWELL INC.

                           ---------------------------

                                CREDIT AGREEMENT

                           Dated as of April 15, 1997

                           ---------------------------

                                 $1,325,000,000

                           ---------------------------

                   MORGAN GUARANTY TRUST COMPANY OF NEW YORK,
                                as Document Agent

                               CITICORP USA, INC.
                              as Syndication Agent

                              CHASE SECURITIES INC.
                                       and
                          J.P. MORGAN SECURITIES INC.,
                                 as Co-Arrangers

                            THE CHASE MANHATTAN BANK,
                             as Administrative Agent

  =============================================================================











                                       vi
                                TABLE OF CONTENTS

     ARTICLE I

                          DEFINITIONS

          SECTION 1.01.  Definitions                                      1
          SECTION 1.02.  Accounting Terms and Determinations             19
          SECTION 1.03.  Classes, Currencies and Types of Loans;
                         Borrowings                                      20
          SECTION 1.04.  Determination of Amounts                        20

     ARTICLE II

                          THE CREDITS

          SECTION 2.01.  Commitments to Lend                             20
          SECTION 2.02.  Notice of Committed Borrowing                   21
          SECTION 2.03.  Competitive Borrowings                          22
          SECTION 2.04.  Negotiated Borrowings                           27
          SECTION 2.05.  Letters of Credit                               30
          SECTION 2.06.  Notice to Banks; Funding of Loans               35
          SECTION 2.07.  Evidence of Debt                                36
          SECTION 2.08.  Maturity of Loans                               37
          SECTION 2.09.  Interest Rates                                  37
          SECTION 2.10.  Facility Fees                                   40
          SECTION 2.11.  Termination of Commitments                      40
          SECTION 2.12.  Optional Reduction and Termination of
                         Commitments                                     40
          SECTION 2.13.  Optional Prepayments                            40
          SECTION 2.14.  General Provisions as to Payments               41
          SECTION 2.15.  Funding Losses                                  42
          SECTION 2.16.  Computation of Interest and Fees                42
          SECTION 2.17.  Borrowings by Approved Subsidiary
                         Borrowers and other Subsidiaries; Designation of
                         Certain Subsidiary Borrowers                    43
          SECTION 2.18.  Increase in Commitments                         44
          SECTION 2.19.  Replacement Banks                               45

     ARTICLE III

                           CONDITIONS

          SECTION 3.01.  Closing                                         45
          SECTION 3.02.  Conditions Precedent to Each Extension
                         of Credit                                       46

     ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES

          SECTION 4.01.  Corporate Existence and Power                   48
          SECTION 4.02.  Corporate and Governmental
                         Authorization; No Contravention                 48
          SECTION 4.03.  Binding Effect                                  48
          SECTION 4.04.  Financial Information                           48
          SECTION 4.05.  Litigation                                      49
          SECTION 4.06.  Compliance with ERISA; Minimum Funding          49
          SECTION 4.07.  Environmental Matters                           50
          SECTION 4.08.  Taxes                                           50
          SECTION 4.09.  Subsidiaries                                    50
          SECTION 4.10.  Not an Investment or Holding Company            51
          SECTION 4.11.  Full Disclosure                                 51
          SECTION 4.12.  Stamp Taxes                                     51
          SECTION 4.13.  Legal Form                                      51
          SECTION 4.14.  Taxes on Payments by Subsidiary
                         Borrowers                                       52

     ARTICLE V

                           COVENANTS

          SECTION 5.01.  Information                                     52
          SECTION 5.02.  Payment of Obligations                          54
          SECTION 5.03.  Maintenance of Property; Insurance              55
          SECTION 5.04.  Conduct of Business and Maintenance of
                         Existence                                       55
          SECTION 5.05.  Compliance with Laws                            56
          SECTION 5.06.  Inspection of Property, Books and
                         Records                                         56
          SECTION 5.07.  Restriction on Secured Debt                     57
          SECTION 5.08.  Restriction on Sale and Leaseback
                         Transactions                                    60
          SECTION 5.09.  Consolidation, Merger, Conveyance,
                         Transfer or Lease                               61
          SECTION 5.10.  Use of Proceeds                                 62

     ARTICLE VI

                            DEFAULTS

          SECTION 6.01.  Events of Default                               62
          SECTION 6.02.  Cash Cover                                      65
          SECTION 6.03.  Notice of Default                               66

     ARTICLE VII

                    THE ADMINISTRATIVE AGENT

          SECTION 7.01.  Appointment and Authorization                   67
          SECTION 7.02.  Administrative Agent and Affiliates             67
          SECTION 7.03.  Action by the Administrative Agent              67
          SECTION 7.04.  Consultation with Experts                       67
          SECTION 7.05.  Liability of the Administrative Agent           67
          SECTION 7.06.  Indemnification                                 68
          SECTION 7.07.  Credit Decision                                 68
          SECTION 7.08.  Successor Administrative Agent                  68
          SECTION 7.09.  Administrative Agent's Fees                     69
          SECTION 7.10.  Other Agents, Etc                               69

     ARTICLE VIII

                    CHANGE IN CIRCUMSTANCES

          SECTION 8.01.  Basis for Determining Interest Rate
                         Inadequate or Unfair                            69
          SECTION 8.02.  Illegality                                      70
          SECTION 8.03.  Increased Cost and Reduced Return               71
          SECTION 8.04.  Taxes                                           73
          SECTION 8.05.  Base Rate Loans Substituted for Affected
                         Euro-Currency Loans                             75
          SECTION 8.06.  Substitution of Bank                            76

     ARTICLE IX

                           GUARANTEE

          SECTION 9.01.  The Guarantee                                   76
          SECTION 9.02.  Obligations Unconditional                       76
          SECTION 9.03.  Reinstatement                                   78
          SECTION 9.04.  Subrogation                                     78
          SECTION 9.05.  Remedies                                        78
          SECTION 9.06.  Continuing Guarantee                            78

     ARTICLE X

                         MISCELLANEOUS

          SECTION 10.01. Notices                                         79
          SECTION 10.02. No Waivers                                      79
          SECTION 10.03. Expenses; Indemnification                       79
          SECTION 10.04. Sharing of Set-Offs                             80
          SECTION 10.05. Amendments and Waivers                          81
          SECTION 10.06. Successors and Assigns                          81
          SECTION 10.07. Governing Law; Submission to
                         Jurisdiction                                    84
          SECTION 10.08. Termination of Bilateral Agreements             84
          SECTION 10.09. Binding Effect                                  85
          SECTION 10.10. Counterparts; Integration                       85
          SECTION 10.10. WAIVER OF JURY TRIAL                            85
          SECTION 10.11. Affiliates                                      85
          SECTION 10.12. Judgment Currency                               86

SCHEDULES:

Schedule 1 -- Commitment Schedule
Schedule 2 -- Pricing Schedule

EXHIBITS:

Exhibit A -- Form of Opinion of the General Counsel of the
              Company
Exhibit B -- Form of Opinion of Special New York Counsel to Chase
Exhibit C -- Form of Negotiated Rate Loan Acceptance Notice
Exhibit D -- Form of Negotiated Rate Loan Funding Notice
Exhibit E -- Form of Designation Letter
Exhibit F -- Form of Termination Letter
Exhibit G -- Form of Borrower Letter
Exhibit H -- Form of Assignment and Acceptance Agreement


          CREDIT AGREEMENT dated as of April 15, 1997 among HONEYWELL INC., a Delaware corporation (together with its successors, the `Company'), each of the BANKS party hereto, and THE CHASE MANHATTAN BANK, as administrative agent for the Banks (in such capacity, together with its successors in such capacity, the `Administrative Agent').

          The Company has requested that the Banks extend credit to the Company, and to certain Approved Subsidiary Borrowers (as hereinafter defined), and to certain other Subsidiaries of (and designated by) the Company (by making loans and, in the case of the Company, by issuing letters of credit) in an aggregate principal or face amount not exceeding $1,325,000,000 at any one time outstanding and the Banks are prepared to extend such credit upon the terms and conditions hereof.

          Accordingly, the parties hereto agree as follows:


                                    ARTICLE I

                                   DEFINITIONS

          SECTION 1.01. Definitions. The following terms, as used herein, have the following meanings:

          `Abandoned Subsidiary' means any Subsidiary of the Company (i) as to which a determination shall have been made in accordance with Section 5.04 to terminate such Subsidiary's corporate existence and (ii) the fair market value of the assets of which, immediately prior to such termination, shall not exceed $5,000,000.

          `Absolute Rate Auction' means a solicitation of Competitive Bids with respect to loans in any Currency setting forth Competitive Absolute Rates pursuant to Section 2.03.

          `Adjusted London Interbank Offered Rate' for any Currency has the meaning set forth in Section 2.09(b).

          `Administrative Questionnaire' means, with respect to each Bank, an administrative questionnaire in the form prepared by the Administrative Agent and submitted to the Administrative Agent (with a copy to the Company) duly completed by such Bank.

          `Affiliate' means, with respect to any Person, (i) any Person that directly, or indirectly through one or more intermediaries, controls such former Person (a `Controlling Person') and (ii) any Person (other than a Subsidiary of such former Person) which is controlled by or is under common control with a Controlling Person. As used herein, the term `control' means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

          `Agreed Foreign Currency' means, at any time, any of Canadian Dollars, Deutschemarks, French Francs, Italian Lira, Japanese Yen and Pounds Sterling, and any other Currency agreed to by all of the Banks, so long as at such time
(i) such Currency is dealt with in the London interbank deposit market (or, in the case of Pounds Sterling, in the Paris interbank deposit market), (ii) such Currency is freely transferable and convertible into Dollars in the London foreign exchange market and (iii) no central bank or other governmental authorization in the country of issue of such Currency is required to permit use of such Currency by any Bank for making any Loan hereunder and/or to permit the relevant Borrower to borrow and repay the principal thereof and to pay the interest thereon, unless such authorization has been obtained.

          `Antitrust Action' means civil action (No. CV-90-4823 MRP (Ex)) for monopolization claims relating to ring laser gyroscope-based inertial navigation systems for commercial aircraft.

          `Antitrust Action Interest and Costs' means pre- and post-judgment interest on the Antitrust Judgment and court costs and attorneys' and experts' fees, if any, required by any court to be paid by the Company in the Antitrust Action.

          `Antitrust Judgment' means any award for damages (excluding Antitrust Action Interest and Costs), entered by the District Court, or, upon appeal, by a United States Court of Appeals or the United States Supreme Court, against the Company in favor of the Claimant in the Antitrust Action.

          `Antitrust Settlement' means a final settlement between the Company and the Claimant of the claims on which the Antitrust Action is based.

          `Applicable Court' means, with respect to the Antitrust Judgment, any of the Courts listed in the definition of Antitrust Judgment and, with respect to the Patent Judgment, any of the courts listed in the definition of Patent Judgment.

          `Applicable Lending Office' means, with respect to any Bank and for each Type and Currency of a Loan, the `Lending Office' of such Bank (or an Affiliate of such Bank) designated for such Type and Currency of Loan in the Administrative Questionnaire submitted by such Bank or such other office of such Bank (or an Affiliate of such Bank) as such Bank may from time to time specify to the Administrative Agent and the Company as the office by which its Loans of such Type and Currency are to be made and maintained.

          `Approved Subsidiary Borrower' means any Subsidiary of the Company as to which a Designation Letter has been delivered to the Administrative Agent and as to which a Termination Letter shall not have been delivered to the Administrative Agent, which Subsidiary has been approved as a Borrower hereunder by all of the Banks, all in accordance with Section 2.17.

          `Assignee' has the meaning set forth in Section 10.06(c).

          `Attributable Debt' in respect of any Sale and Leaseback Transaction (as defined in Section 5.08) means, at the date of determination, the present value (discounted at the rate of interest implicit in the terms of the lease) of the obligation of the lessee for net rental payments during the remaining term of the lease (including any period for which such lease has been extended or may, at the option of the lessor, be extended). `Net rental payments' under any lease for any period means the sum of the rental and other payments required to be paid in such period by the lessee thereunder, excluding any amounts required to be paid by such lessee (whether or not designated as rental or additional rental) on account of maintenance and repairs, insurance, taxes, assessments, water rates or similar charges required to be paid by such lessee thereunder or any amounts required to be paid by such lessee thereunder contingent upon the amount of sales, maintenance and repairs, insurance, taxes, assessments, water rates or similar charges.

          `Bank' means each lender listed on the signature pages hereof, each lender that becomes a Bank pursuant to Section 2.18, 2.19 or 8.06, and each Assignee which becomes a Bank pursuant to Section 10.06(c), and their respective successors.

          `Base Rate' means, for any day, a rate per annum equal to the higher of (i) the Prime Rate for such day and (ii) the sum of 1/2 of 1% plus the Federal Funds Rate for such day.

          `Base Rate Loan' means (i) a Committed Loan in Dollars that bears interest at the Base Rate pursuant to the applicable Notice of Committed Borrowing or the provisions of Article VIII or (ii) an overdue amount that was a Base Rate Loan immediately before it became overdue.

          `Benefit Arrangement' means at any time an employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by any member of the ERISA Group.

          `Borrower' means the Company, each Approved Subsidiary Borrower and each other Subsidiary of the Company that is designated by the Company as a Borrower hereunder pursuant to Section 2.17.

          `Borrower Letter' has the meaning set forth in Section 2.17(b).

          `Borrowing' has the meaning set forth in Section 1.03.

          `Business Day' means any (a) Domestic Business Day and (b) where such term is used in the definition of `Quarterly Dates' in this Section 1.01 and if such day relates to the giving of notices or quotes in connection with a LIBOR Auction or to a borrowing of, a payment or prepayment of principal of or interest on, or an Interest Period for, a Competitive LIBOR Loan or a Euro-Currency Loan or a notice by the Company with respect to any such borrowing, payment, prepayment or Interest Period, that is also a day on which dealings in deposits are carried out in the London interbank market and (c) if such day relates to the giving of notices or quotes in connection with a LIBOR Auction in respect of a Loan denominated in any Foreign Currency or to a borrowing of, a payment or prepayment of principal of or interest on, or an Interest Period for, any Loan denominated in any Foreign Currency, or a notice by the Company with respect to any such borrowing, payment, prepayment or Interest Period, that is also a day on which commercial banks and foreign exchange markets settle payments in the Principal Financial Center for the Currency in which such Loan is denominated.

          `Canadian Dollars' means lawful money of Her Majesty in right of Canada.

          `Chase' means The Chase Manhattan Bank.

               `Claimant' means Litton Systems, Inc.

          `Combined Settlement' means a settlement that includes both an Antitrust Settlement and a Patent Settlement.

          `Commitment' means, with respect to each Bank, the amount set forth opposite the name of such Bank on the Commitment Schedule attached as Schedule 1 hereto, as such amount may be reduced from time to time with respect to such Bank pursuant to Sections 2.11, 2.12 and 10.06(c) or increased with respect to such Bank pursuant to Section 2.18, or the obligation of such Bank to make Committed Loans and to participate in Letters of Credit issued pursuant to
Section 2.05 at any one time outstanding up to but not exceeding such amount, as the context shall require.

          `Commitment Exposure' means, for any Bank at any time, the sum of (i) the then aggregate unpaid principal amount of Committed Loans and Negotiated Rate Loans made by such Bank plus (ii) such Bank's Letter of Credit Exposure.

          `Commitment Percentage' means, with respect to any Bank, the ratio of
(a) the amount of the Commitment of such Bank to (b) the aggregate amount of the Commitments of all of the Banks.

          `Committed Affiliate Loan' means a Committed Loan to be made by an Affiliate of a Bank pursuant to Section 2.02(b).

          `Committed Loan' means a loan made by a Bank pursuant to Section 2.01.

          `Company's 1996 Form 10-K' means the Company's annual report on Form 10-K for the year ended December 31, 1996, as filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934.

          `Competitive Absolute Rate' has the meaning set forth in Section 2.03(d).

          `Competitive Absolute Rate Loan' means a loan to be made by a Bank pursuant to an Absolute Rate Auction.

          `Competitive Affiliate Loan' means a Competitive Loan to be made by an Affiliate of a Bank pursuant to Section 2.03(i).

          `Competitive Bid' means an offer by a Bank to make a Competitive Loan in accordance with Section 2.03.

          `Competitive Bid Request' means a request by the Company for Competitive Bids in accordance with Section 2.03(b).

          `Competitive LIBOR Loan' means a loan to be made by a Bank pursuant to a LIBOR Auction.

          `Competitive Loan' means a Competitive LIBOR Loan or a Competitive Absolute Rate Loan.

          `Competitive Margin' has the meaning set forth in Section 2.03(d).

          `Consolidated Net Worth' means at any date the consolidated stockholders' equity of the Company and the Consolidated Subsidiaries as of such date (excluding any amount attributable to stock which is required to be redeemed or is redeemable at the option of the holder, if certain events or conditions occur or exist or otherwise).

          `Consolidated Domestic Subsidiary' means any Consolidated Subsidiary organized under the laws of any jurisdiction in the United States.

          `Consolidated Net Tangible Assets' means the aggregate amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom (a) all current liabilities (excluding any indebtedness for money borrowed having a maturity of less than 12 months from the date of the most recent consolidated balance sheet of the Company but which by its terms is renewable or extendable beyond 12 months from such date at the option of the borrower) and (b) all goodwill, trade names, patents, unamortized debt discount and expense and any other like intangibles, all as set forth on the most recent consolidated balance sheet of the Company and computed in accordance with generally accepted accounting principles.

          `Consolidated Subsidiary' means at any date any Subsidiary of the Company or other Person the accounts of which would be consolidated with those of the Company in its consolidated financial statements if such statements were prepared in accordance with generally accepted accounting principles as of such date.

          `Currency' means the legal tender of any jurisdiction, including, without limitation, Dollars and any Agreed Foreign Currency.

          `Debt' of any Person means at any date, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (iv) all obligations of such Person as lessee which are capitalized in accordance with generally accepted accounting principles, (v) all Debt secured by a Lien on any asset of such Person, whether or not such Debt is otherwise an obligation of such Person (to the extent of the lesser of the amount of such Debt and the book value of any assets subject to such Lien), (vi) all obligations (whether contingent or not) of such Person to reimburse or prepay any bank or other Person in respect of amounts paid under a letter of credit, banker's acceptance or similar instrument and (vii) all Debt of others Guaranteed by such Person (to the extent of the lesser of the amount of such Debt Guaranteed or the amount of such Guarantee).

          `Default' means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

          `Designation Letter' has the meaning set forth in Section 2.17(a).

          `Deutschemarks' means lawful money of the Federal Republic of Germany.

          `District Court' means the United States District Court for the Central District of California.

          `Dollar Equivalent' means, with respect to any Loan denominated in a Foreign Currency, the amount of Dollars that would be required to purchase the amount of the Foreign Currency of such Loan on the date such Loan is requested (or (a) in the case of Competitive Loans, the date of the related Competitive Bid Request and (b) in the case of any determination made under the second sentence of Section 2.08(a), on the date of redenomination specified therein), based upon the rate (rounded upwards, if necessary, to the nearest 1/100 of 1%), as determined by the Administrative Agent, of the spot selling rate at which Chase offers to sell such Foreign Currency for Dollars in the London foreign exchange market at approximately 11:00 a.m. London time for delivery two Business Days later.

          `Dollars' and `$' shall mean lawful money of the United States of America.

          `Domestic Business Day' means any day except a Saturday, Sunday or other day on which commercial banks in New York City are authorized by law to close.

          `Effective Date' means the date on or before April 30, 1997 on which all of the conditions specified in Section 3.01 are satisfied (or waived in accordance with Section 10.02).

          `Environmental Laws' means any and all Federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, injunctions, permits, licenses, agreements and other governmental restrictions relating to the environment, the effect of the environment on human health or to emissions, discharges or releases of pollutants, contaminants, Hazardous Substances or wastes into the environment including, without limitation, ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, Hazardous Substances or wastes or the clean-up or other remediation thereof.

          `ERISA' means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute.

          `ERISA Group' means the Company, any Subsidiary of the Company and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Company or any Subsidiary of the Company, are treated as a single employer under
Section 414 of the Internal Revenue Code.

          `Euro-Currency Loan' means (i) a Committed Loan which bears interest at a Euro-Currency Rate pursuant to the applicable Notice of Committed Borrowing or (ii) an overdue amount which was a Euro-Currency Loan immediately before it became overdue.

          `Euro-Currency Margin' means a rate per annum determined in accordance with the Pricing Schedule hereto.

          `Euro-Currency Rate' means, with respect to Dollars and any Agreed Foreign Currency, a rate of interest determined pursuant to Section 2.09(b) on the basis of an Adjusted London Interbank Offered Rate for such Currency.

          `Event of Default' has the meaning set forth in Section 6.01.

          `Existing Credit Agreement' means the $650,000,000 Credit Agreement dated as of January 30, 1997 among the Company, the banks party thereto, Chase, as administrative agent thereunder and Morgan Guaranty Trust Company of New York, as documentation agent thereunder.

          `Facility Fee Rate' has the meaning set forth in Section 2.10.

          `Federal Circuit' means the United States Court of Appeals for the Federal Circuit.

          `Federal Funds Rate' means, for any day, the rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Domestic Business Day next succeeding such day, provided that (i) if such day is not a Domestic Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Domestic Business Day as so published on the next succeeding Domestic Business Day, and (ii) if no such rate is so published on such next succeeding Domestic Business Day, the Federal Funds Rate for such day shall be the average rate quoted to Chase on such day on such transactions as determined by the Administrative Agent.

          `Fixed Rate Loans' means Euro-Currency Loans or Competitive Loans or any combination of the foregoing.

          `Foreign Borrower' means any Borrower organized under the laws of any jurisdiction other than the United States.

          `Foreign Currency' means any Currency that is not Dollars.

          `Foreign Currency Equivalent' means, with respect to any amount in Dollars, the amount of a Foreign Currency that could be purchased with such amount of Dollars using the reciprocal of the foreign exchange rate(s) specified in the definition of the term `Dollar Equivalent', as determined by the Administrative Agent.

          `Foreign Person' means (i) any government (a `Foreign Government') other than the United States government or the government of any political subdivision thereof, (ii) any agency or representative of a Foreign Government,
(iii) any form of business enterprise organized under the laws of any country other than the United States or its possessions or any political subdivision thereof or (iv) any form of business enterprise owned or controlled by any of the persons described in clauses (i), (ii) or (iii) above.

          `French Francs' means lawful money of the Republic of France.

          `Funded Debt' means Debt (as defined in Section 5.07) which by its terms matures at or is extendible or renewable at the option of the obligor to a date more than 12 months after the date of the creation of such Debt.

          `Group of Loans' means at any time a group of Loans consisting of (i) all Committed Loans which are Base Rate Loans at such time or (ii) all Committed Loans which are Euro-Currency Loans having the same Interest Period at such time; provided that, if a Euro-Currency Loan of any particular Bank is made as a Base Rate Loan pursuant to Section 8.05, such Loan shall be included in the same Group or Groups of Loans from time to time as it would have been in if it had not been so converted or made.

          `Guarantee' by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt (whether arising by virtue of partnership arrangements, by agreement to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions, provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The term `Guarantee' used as a verb has a corresponding meaning.

          `Hazardous Substances' means any toxic, radioactive, caustic or otherwise hazardous substance, including petroleum, its derivatives, by-products and other hydrocarbons, or any substance having any constituent elements displaying any of the foregoing characteristics.

          `High Rating' means that:

          (a) a bank has senior unsecured long-term debt securities, long-term certificates of deposit or long-term letters of credit which are rated A-or higher by S&P and A3 or higher by Moody's; or

          (b) a bank has (x) (A) senior unsecured long-term debt securities, long-term certificates of deposit or long-term letters of credit which are rated A- or higher by S&P or (B) senior unsecured long-term debt securities, long-term certificates of deposit or long-term letters of credit which are rated A3 or higher by Moody's, (y) no long-term securities which are rated by the other rating agency and (z) (i) short-term certificates of deposit or short-term letters of credit which are rated A1 or higher by S&P and (ii) short-term certificates of deposit or short-term letters of credit which are rated P1 or higher by Moody's.

          `Indemnitee' has the meaning set forth in Section 10.03(b).

          `Interest and Costs' means all Antitrust Action Interest and Costs and all Patent Action Interest and Costs.

          `Interest Period' means: (a) with respect to each Base Rate Loan, for any Bank, the period commencing on the date such Base Rate Loan is made and ending on the earlier of the first Quarterly Date thereafter or the Termination Date for such Bank.

          (b) with respect to each Euro-Currency Loan, a period commencing on the date of Borrowing specified in the applicable Notice of Committed Borrowing and ending one, two, three or six months thereafter (or such other period as shall have been agreed to by each Bank), as the Company may elect in the applicable Notice; provided that:

          (i) any Interest Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

          (ii) any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (c) below, end on the last Business Day of the appropriate subsequent calendar month; and

          (iii) any Interest Period which would otherwise end after the Termination Date of any Bank that is not a Withdrawing Bank shall not be available hereunder.

     (c) with respect to each Competitive LIBOR Loan, the period commencing on the date of borrowing specified in the applicable Notice of Competitive Borrowing and ending such whole number of months thereafter as the Company may elect in accordance with Section 2.03; provided that:

          (i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day or Business Day;

          (ii) any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the appropriate subsequent calendar month; and

          (iii) any Interest Period which would otherwise end after the Termination Date of any Bank that is not a Withdrawing Bank shall not be available hereunder.

     (d) with respect to each Competitive Absolute Rate Borrowing, the period commencing on the date of borrowing specified in the applicable Notice of Competitive Borrowing and ending such number of days thereafter (but not less than seven days) as the Company may elect in accordance with Section 2.03; provided that:

          (i) any Interest Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day; and

          (ii) any Interest Period which would otherwise end after the Termination Date of any Bank that is not a Withdrawing Bank shall not be available hereunder.

          `Internal Revenue Code' means the Internal Revenue Code of 1986, as amended, or any successor statute.

          `Invitation for Competitive Bids' means an invitation by the Company to each Bank to submit Competitive Bids in accordance with Section 2.03(c).

          `Italian Lira' means lawful money of the Republic of Italy.

          `Japanese Yen' means lawful money of Japan.

          `Judgment Letter of Credit' means a letter of credit issued solely for the purpose of obtaining a stay of the execution of an Antitrust Judgment or Patent Judgment or both.

          `Jurisdiction' means, with respect to any Borrower, the country under whose laws such Borrower is organized or where such Borrower is domiciled.

          `LC Fee Rate' has the meaning set forth in Section 2.05(d).

          `Letter of Credit' means a letter of credit issued pursuant to Section 2.05(a).

          `Letter of Credit Exposure' means, with respect to any Bank at any time, the sum of (i) its share of the aggregate amount available for drawing under the Letters of Credit at such time plus (ii) the aggregate unpaid amount of all Reimbursement Obligations of the Company at such time due and payable to such Bank in respect of all drawings made under such Letter of Credit.
          `LIBOR Auction' means a solicitation of Competitive Bids with respect to loans in any Currency setting forth Competitive Margins based on a London Interbank Offered Rate for such Currency pursuant to Section 2.03.

          `Lien' means, with respect to any asset, any mortgage, pledge or security interest, or any other type of preferential arrangement that has the practical effect of creating a security interest, in respect of such asset.

          `Loan' means a Committed Loan or a Competitive Loan or a Negotiated Rate Loan and `Loans' means Committed Loans or Competitive Loans or Negotiated Rate Loans or any combination of the foregoing.

          `London Interbank Offered Rate' for any Currency has the meaning set forth in Section 2.09(b).

          `Majority Banks' means at any time Banks holding at least 66-2/3% of the Commitment Exposure of all of the Banks.

          `Margin Stock' means margin stock within the meaning of Regulations U and X.

          `Material Adverse Effect' means a material adverse effect on the business, consolidated financial position or consolidated results of operations (such results of operations to be considered on a four fiscal quarter basis) of the Company and the Consolidated Subsidiaries, considered as a whole.

          `Material Debt' means Debt (other than Debt of the Company hereunder) of the Company and/or one or more of its Subsidiaries, arising in one or more related or unrelated transactions, in an aggregate principal amount exceeding $50,000,000.

          `Material Plan' means at any time a Plan or Plans having aggregate Unfunded Liabilities in excess of $50,000,000.

          `Moody's' means Moody's Investors Service, Inc., and its successors.

          `Multiemployer Plan' means at any time an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such five year period.

          `Negotiated Rate Affiliate Loan' means a Negotiated Rate Loan to be made by an Affiliate of a Bank pursuant to Section 2.04(h).

          `Negotiated Rate Loan' means a loan made by a Bank pursuant to Section 2.04.

          `Negotiated Rate Loan Acceptance Notice' has the meaning set forth in
Section 2.04(a).

          `Negotiated Rate Loan Funding Notice' has the meaning set forth in
Section 2.04(a).

          `1994 Indenture' means the Indenture dated as of August 1, 1994 between the Company and Chase, as Trustee.

          `Notice of Borrowing' means a Notice of Committed Borrowing or a Notice of Competitive Borrowing.

          `Notice of Committed Borrowing' has the meaning set forth in
Section 2.02.

          `Notice of Competitive Borrowing' has the meaning set forth in
Section 2.03(f).

          `Note' has the meaning set forth in Section 2.07(d).

          `Notice of Issuance' has the meaning set forth in Section 2.05(b).

          `Outstanding Exposure' means, with respect to any Bank at any time (and calculated in accordance with Section 1.04), the sum of (i) the aggregate principal amount of its Loans then outstanding and (ii) its Letter of Credit Exposure at such time.

          `Parent' means, at any time with respect to any Bank, any Person which at such time directly or indirectly owns securities or other ownership interests of such Bank having ordinary voting power to elect a majority of the board of directors of, or other Persons performing similar functions for, such Bank.

          `Participant' has the meaning set forth in Section 10.06(b).

          `Patent Action' means civil action (No. CV-90-0093 MRP (Ex), CV-90-4823 MRP (Ex)) for patent infringement claims relating to ring laser gyroscope-based inertial navigation systems for commercial aircraft.

          `Patent Action Interest and Costs' means pre- and post-judgment interest on the Patent Judgment and court costs and attorneys' and experts' fees, if any, required by any court to be paid by the Company in the Patent Action.

          `Patent Judgment' means any award for damages (excluding Patent Action Interest and Costs), entered by the District Court, or, upon appeal, by the Federal Circuit or the United States Supreme Court, against the Company in favor of the Claimant in the Patent Action.

          `Patent Settlement' means a final settlement between the Company and the Claimant of the claims on which the Patent Action is based.

          `Payment Account' means, for each Currency, an account in respect of such Currency designated by the Administrative Agent in a notice to the Company and the Banks.

          `PBGC' means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

          `Person' means an individual, a corporation, a company, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

          `Plan' means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (i) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time within the preceding five years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.

          `Pounds Sterling' means lawful money of England.

          `Pricing Schedule' means the Pricing Schedule attached as Schedule 2 hereto.

          `Prime Rate' means the rate of interest from time to time announced by Chase at the Principal Office as its prime commercial lending rate.

          `Principal Financial Center' means, in the case of any Currency, the principal financial center of the country that issues such Currency, as determined by the Administrative Agent.

          `Principal Office' means the principal office of Chase, located on the date hereof at 270 Park Avenue, New York, New York 10017.

          `Principal Property' means any manufacturing plant located within the United States and owned by the Company or any of its Subsidiaries, the gross book value (without deduction of any depreciation reserves) of which on the date as of which the determination is being made exceeds 1% of Consolidated Net Tangible Assets of the Company, except any such plant (i) which is financed by obligations issued by a State or local governmental unit pursuant to Section 142(a)(5), 142(a)(6), 142(a)(8) or 144(a) of the Internal Revenue Code of 1986,
or any successor provision thereof, or (ii) which is not of material importance to the business conducted by the Company and its Subsidiaries, taken as a whole (as determined by any two of the following: the Chairman or Vice Chairman of the Board of the Company, its President, its Chief Financial Officer its Vice President of Finance, its Treasurer or its Controller).

          `Property' means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

          `Quarterly Date' means the last Business Day of each March, June, September and December.

          `Regulation U' and `Regulation X' means, respectively, Regulation U and Regulation X of the Board of Governors of the Federal Reserve System, as in effect from time to time.

          `Reimbursable Amount' has the meaning set forth in
Section 2.05(f).

          `Reimbursement Due Date' has the meaning set forth in Section 2.05(f).

          `Reimbursement Obligations' means the obligations of the Company under
Section 2.05(f) to reimburse the Banks for their respective Reimbursable
Amounts.

          `Required Banks' means at any time Banks having at least 66-2/3% of the aggregate amount of the Commitments or, if the Commitments shall have been terminated, having at least 66- 2/3% of the aggregate amount of the Outstanding Exposures.

          `Reserve Percentage' has the meaning set forth in Section 2.09(b).

          `Restricted Subsidiary' means any Subsidiary which owns or leases a Principal Property.

          `S&P' means Standard & Poor's Ratings Services.

          `Settlement Letter of Credit' means a letter of credit issued solely for the purpose of assuring the Claimant that any amounts payable on a deferred basis pursuant to an Antitrust Settlement or a Patent Settlement or a Combined Settlement will be paid.

          `Subsidiary' means, with respect to any Person (the `parent') at any date, any other Person the accounts of which would be consolidated with those of the parent in the parent's consolidated financial statements if such financial statements were prepared in accordance with generally accepted accounting principles as of such date, as well as any other Person (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise controlled, by the parent or one or more Subsidiaries of the parent or by the parent and one or more Subsidiaries of the parent; provided, that for purposes of the terms `Restricted Subsidiary' and `Principal Property', `Subsidiary' means any corporation of which securities (excluding securities entitled to vote for directors only by reason of the happening of contingency) entitled to elect at least a majority of such corporation's directors shall at the time be owned, directly or indirectly, by the Company, or one or more Subsidiaries (as defined in this proviso), or by the Company and one or more Subsidiaries (as so defined).

          `Tax Jurisdiction' means, with respect to any Foreign Borrower, the country or countries (including any political subdivision or taxing authority thereof or therein) under whose laws such Borrower is organized or where such Borrower is domiciled, resident or licensed or otherwise qualified to do business or where any significant part of the Property of such Borrower is located.

          `Termination Date' means, with respect to each Bank, the date that the Commitment of such Bank shall terminate, which is the date that falls on the fifth anniversary of the Effective Date; provided, that on each of the anniversaries of the date hereof (each, a `Relevant Anniversary'), the Termination Date shall be extended automatically by one year for each Bank that fails to give notice to the Company (a `Withdrawal Notice') not less than forty-five days prior to such Relevant Anniversary that such Bank wishes to terminate its Commitment four years from the Relevant Anniversary next following the date such Withdrawal Notice was received by the Company, in which case the `Termination Date' for any Bank giving such a Withdrawal Notice means the date that is four years from the Relevant Anniversary next following the date such Withdrawal Notice was received by the Company and `Termination Date' for each other Bank means the date to which the Termination Date is automatically extended as aforesaid; provided, further, that (a) the Termination Date for any Bank shall not be automatically extended as contemplated above unless prior to the Relevant Anniversary Banks having Commitments aggregating at least 60% of the total amount of Commitments shall have failed to give Withdrawal Notices and
(b) if any Termination Date for any Bank is not a Business Day, the Termination Date for such Bank shall mean the next preceding Business Day.

          `Termination Letter' has the meaning set forth in Section 2.17(a).

          `Type' has the meaning set forth in Section 1.03

          `Unfunded Liabilities' means, with respect to any Plan at any time, the amount (if any) by which (i) the value of all benefit liabilities under such Plan, determined on a plan termination basis using the assumptions prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds (ii) the fair market value of all Plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions), all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the ERISA Group to the PBGC or any other Person under Title IV of ERISA.

          `United States' means the United States of America, including the States and the District of Columbia, but excluding its territories and possessions.

          `Withdrawing Bank' means any Bank that delivers a Withdrawal Notice to the Company pursuant to the provisions of the definition of the term `Termination Date' in this Section 1.01.

          SECTION 1.02. Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with generally accepted accounting principles as in effect from time to time, applied on a basis consistent (except for changes concurred in by the Company's independent public accountants) with the most recent audited consolidated financial statements of the Company and the Consolidated Subsidiaries delivered to the Banks; provided that, if the Company notifies the Administrative Agent that the Company wishes to amend any covenant in Article V to eliminate the effect of any change in generally accepted accounting principles on the operation of such covenant (or if the Administrative Agent notifies the Company that the Required Banks wish to amend Article V for such purpose), then the Company's compliance with such covenant shall be determined on the basis of generally accepted accounting principles in effect immediately before the relevant change in generally accepted accounting principles became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Company and the Required Banks.

          SECTION 1.03. Classes, Currencies and Types of Loans; Borrowings. Loans hereunder are distinguished by `Class', by `Currency' and by `Type'. The `Class' of a Loan refers to whether such Loan is a Committed Loan or a Competitive Loan or a Negotiated Loan, each of which constitutes a Class. The `Currency' of a Loan refers to the Currency in which such Loan is denominated. The `Type' of a Loan refers to whether such Loan is a Base Rate Loan, a Euro-Currency Loan, a Competitive LIBOR Loan, a Competitive Absolute Rate Loan or a Negotiated Rate Loan, each of which constitutes a Type. Loans may be identified by one or more of their Class, Currency and Type. The term `Borrowing' denotes the aggregation of Loans of one or more Banks to be made to a Borrower pursuant to Article II on the same date, all of which Loans are of the same Type (subject to Article VIII) and, except in the case of Base Rate Loans, have the same Interest Period or initial Interest Period. Borrowings are classified either by the Type of Loans comprising such Borrowing (e.g., a `Euro-Currency Borrowing' is a Borrowing comprised of Euro-Currency Loans) or by reference to the provisions of Article II under which participation therein is determined (i.e., a `Committed Borrowing' is a Borrowing comprised under Section 2.01 in which all Banks participate in proportion to their Commitments, while a `Competitive Borrowing' is a Borrowing under Section 2.03 in which the Bank participants are determined on the basis of their bids in accordance therewith).

          SECTION 1.04. Determination of Amounts. Unless expressly otherwise provided, in making all determinations hereunder of the aggregate principal amount of any Loan, the aggregate principal amount of any Loan denominated in a Foreign Currency shall be determined by using the Dollar Equivalent of such Loan.

                                   ARTICLE II

                                   THE CREDITS

          SECTION 2.01. Commitments to Lend. Each Bank severally agrees, on the terms and conditions of this Agreement, to make loans to the Company and to Approved Subsidiary Borrowers in Dollars and in Agreed Foreign Currencies, ratably in proportion to the respective unutilized Commitments of the Banks, during the period from and including the Effective Date to but not including the Termination Date for such Bank in an aggregate principal amount at any one time outstanding up to but not exceeding the amount of the unutilized Commitment of such Bank as in effect from time to time, provided that, immediately after each such Loan is made, (i) the aggregate amount of all Letter of Credit Exposures, together with the aggregate principal amount of all Committed Loans and Negotiated Rate Loans, may not exceed the aggregate amount of the Commitments as in effect from time to time and (ii) the aggregate amount of any Bank's Letter of Credit Exposure, together with the aggregate unpaid principal amount of such Bank's Committed Loans and Negotiated Rate Loans, may not exceed the aggregate amount of such Bank's Commitment. Subject to the terms and conditions of this Agreement, during such period the Company and any such Approved Subsidiary Borrowers may borrow, repay and reborrow the amount of the Commitments by means of Base Rate Loans in Dollars and Euro-Currency Loans in any Agreed Foreign Currency; provided that no more than twenty (20) separate Interest Periods for both Euro-Currency Loans and Competitive Loans may be outstanding at the same time (for which purpose Interest Periods described in different lettered clauses of the definition of the term `Interest Period', and Interest Period for Loans in different Currencies, shall be deemed to be different Interest Periods even if they are coterminous).

          SECTION 2.02. Notice of Committed Borrowing. (a) The Company shall give the Administrative Agent notice on its own behalf or on behalf of any Approved Subsidiary Borrower (a `Notice of Committed Borrowing') not later than 11:00 A.M. (New York City time) on (x) the date of each Base Rate Borrowing, (y) the third Business Day before each Euro-Currency Borrowing in Dollars and (z) the fourth Business Day before each Euro-Currency Borrowing in any Currency other than Dollars, specifying:

          (i)  the date of such Borrowing, which shall be a Business Day;

         (ii) the aggregate amount of such Borrowing, which must be at least $25,000,000 (or, in the case of any Loans denominated in a Foreign Currency, the Foreign Currency Equivalent thereof);

        (iii)  the Currency in which such Borrowing is to be denominated;

         (iv) whether the Loans comprising such Borrowing are to bear interest at the Base Rate or a Euro-Currency Rate;

          (v) in the case of a Euro-Currency Borrowing, the duration of the Interest Period applicable thereto, subject to the provisions of the definition of Interest Period; and

         (vi)  the applicable Borrower.

          (b) Affiliate Loans. Subject to the terms and conditions of this Agreement, each Foreign Borrower agrees that any Committed Loan to be made hereunder by any Bank that has an Affiliate in such Foreign Borrower's Jurisdiction may be satisfied by such Affiliate at its sole discretion (such Loans are hereinafter referred to as `Committed Affiliate Loans'); provided that the outstanding principal amount of any Committed Loan made by an Affiliate of any Bank pursuant to this Section shall constitute a utilization of the Commitment of such Bank in such amount and the aggregate amount of Commitments hereunder shall be deemed to be utilized by such amount.

          SECTION 2.03.  Competitive Borrowings.

          (a) The Competitive Bid Option. In addition to Committed Borrowings pursuant to Section 2.01, the Company may, on its own behalf and on behalf of any other Borrower, as set forth in this Section, request the Banks make offers to make Competitive Loans to the Company or to any other Borrower in any Currency from time to time prior to the date seven days prior to the Termination Date for any Bank that is not a Withdrawing Bank. The Banks may, but shall have no obligation to, make such offers and the Company may (on its own behalf or on behalf of any other Borrower), but shall have no obligation to, accept any such offers in the manner set forth in this Section; provided that, no more than twenty (20) separate Interest Periods for both Euro-Currency Loans and Competitive Loans may be outstanding at the same time (for which purpose Interest Periods described in different lettered clauses of the definition of the term `Interest Period', and Interest periods for Loans in different Currencies, shall be deemed to be different Interest Periods even if they are coterminous).

          (b) Competitive Bid Request. When the Company wishes to request offers to make Competitive Loans under this Section as described in Clause (a) above, it shall transmit to the Administrative Agent by telex or facsimile transmission a Competitive Bid Request in a form approved by the Administrative Agent and signed by the Company so as to be received no later than 10:00 A.M. (New York City time) on (x) in the case of a LIBOR Auction for Competitive Loans in any Currency or an Absolute Rate Auction for Competitive Loans in any Foreign Currency, the fifth Business Day prior to the date of Borrowing proposed therein, and (y) in the case of an Absolute Rate Auction for Competitive Loans in Dollars, the Domestic Business Day prior to the date of Borrowing proposed therein (or, in any case, such other time or date as the Company and the Administrative Agent shall have mutually agreed and shall have notified the Banks not later than the date of the Competitive Bid Request for the first LIBOR Auction or Absolute Rate Auction for which such change is to be effective) specifying:

           (i) the proposed date of Borrowing, which shall be a Business Day;

          (ii) the aggregate amount of such Borrowing, which shall be at least $25,000,000 (or, in the case of any Loans denominated in a Foreign Currency, the Foreign Currency Equivalent of such amount);

         (iii) the duration of the Interest Period applicable thereto, subject to the provisions of the definition of Interest Period;

          (iv) whether the Competitive Bids requested are to set forth a Competitive Margin or a Competitive Absolute Rate;

          (v)  the Currency in which such Borrowing is to be denominated; and

          (vi) the applicable Borrower.

The Company (on its own behalf and on behalf of any other Borrower) may request offers to make Competitive Loans for up to fifteen (15) different Interest Periods in a single Competitive Bid Request (for which purpose Interest Periods described in different lettered clauses of the definition of the term `Interest Period', and Interest Periods for Loans in different Currencies, shall be deemed to be different Interest Periods even if they are coterminous). No Competitive Bid Request shall be given within five Business Days (or such other number of days as the Company and the Administrative Agent may agree) of any other Competitive Bid Request.

          (c) Invitation for Competitive Bids. Promptly upon receipt of a Competitive Bid Request, the Administrative Agent shall send to the Banks by telex or facsimile transmission the details thereof, which shall constitute an invitation by the Company (on its own behalf or on behalf of any other Borrower) to each Bank to submit Competitive Bids offering to make the Competitive Loans to which such Competitive Bid Request relates in accordance with this Section.

          (d) Submission and Contents of Competitive Bids. (i) Each Bank may submit a Competitive Bid containing an offer or offers to make Competitive Loans in response to any Invitation for Competitive Bids. Each Competitive Bid must comply with the requirements of this subsection (d) and must be submitted to the Administrative Agent by telex or facsimile transmission at its offices specified in or pursuant to Section 10.01 no later than (x) 11:00 A.M. (New York City time) on the fourth Business Day prior to the date of the Borrowing proposed therein, in the case of a LIBOR Auction or an Absolute Rate Auction for Competitive Loans in any Foreign Currency, and (y) 10:00 A.M. (New York City time) on the date of Borrowing proposed therein, in the case of an Absolute Rate Auction for Competitive Loans in Dollars (or, in any case, such other time or date as the Company and the Administrative Agent shall have mutually agreed and shall have notified the Banks not later than the date of the Competitive Bid Request for the first LIBOR Auction or Absolute Rate Auction for which such change is to be effective); provided that Competitive Bids submitted by the Administrative Agent (or any affiliate of the Administrative Agent) in the capacity of a Bank may be submitted, and may only be submitted, if the Administrative Agent or such affiliate notifies the Company of the terms of the offer or offers contained therein not later than (x) one hour prior to the deadline for the other Banks, in the case of a LIBOR Auction or (y) 15 minutes prior to the deadline for the other Banks, in the case of an Absolute Rate Auction. Subject to Articles III and VI, any Competitive Bid so made shall be irrevocable except with the written consent of the Administrative Agent given on the instructions of the Company.

     (ii) Each Competitive Bid must be in a form approved by the Administrative Agent and shall in any case specify:

               (A)  the proposed date of Borrowing;

          (B) the principal amount of the Competitive Loan for which each such offer is being made, which principal amount (w) may be greater than or less than the Commitment of the quoting Bank, (x) must be at least $5,000,000 (or, in the case of any Loans denominated in a Foreign Currency, the Foreign Currency Equivalent of such amount), (y) may not exceed the principal amount of Competitive Loans for which offers were requested and
     (z) may be subject to an aggregate limitation as to the principal amount of Competitive Loans for which offers being made by such quoting Bank may be accepted;

          (C) in the case of a LIBOR Auction, the margin above or below the London Interbank Offered Rate (the `Competitive Margin') for the applicable Currency and Interest Period offered for each such Competitive Loan, expressed as a percentage (specified to the nearest 1/10,000th of 1%) to be added to or subtracted from such base rate;

          (D) in the case of an Absolute Rate Auction, the rate of interest per annum (specified to the nearest 1/10,000th of 1%) (the `Competitive Absolute Rate') offered for each such Competitive Loan;

          (E)  the identity of the quoting Bank; and

          (F)  the Currency in which such Borrowing is to be denominated.

A Competitive Bid may set forth up to five separate offers by the quoting Bank with respect to each Interest Period specified in the related Invitation for Competitive Bids.

     (iii)  Any Competitive Bid shall be disregarded if it:

          (A) does not conform substantially to the form approved by the Administrative Agent or does not specify all of the information required by subsection (d)(ii);

          (B)  contains qualifying, conditional or similar language;

          (C) proposes terms other than or in addition to those set forth in the applicable Invitation for Competitive Bids; or

          (D)  arrives after the time set forth in subsection (d)(i).

          (e) Notice to Company. The Administrative Agent shall promptly notify the Company of the terms (x) of any Competitive Bid submitted by a Bank that is in accordance with subsection (d) and (y) of any Competitive Bid that amends, modifies or is otherwise inconsistent with a previous Competitive Bid submitted by such Bank with respect to the same Competitive Bid Request. Any such subsequent Competitive Bid shall be disregarded by the Administrative Agent unless such subsequent Competitive Bid is submitted solely to correct a manifest error in such former Competitive Bid. The Administrative Agent's notice to the Company shall specify (A) the aggregate principal amount of Competitive Loans for which offers have been received for each Interest Period specified in the related Competitive Bid Request, (B) the respective principal amounts and Competitive Margins or Competitive Absolute Rates, as the case may be, so offered and (C) if applicable, limitations on the aggregate principal amount of Competitive Loans for which offers in any single Competitive Bid may be accepted.

          (f) Acceptance and Notice by Company. Not later than (x) 2:00 P.M. (New York City time) on the fourth Business Day prior to the date of Borrowing proposed therein, in the case of a LIBOR Auction or an Absolute Rate Auction for Competitive Loans in any Foreign Currency, and (y) 11:00 A.M. (New York City time) on the date of Borrowing proposed therein, in the case of an Absolute Rate Auction for Competitive Loans in Dollars (or, in any case, such other time or date as the Company and the Administrative Agent shall have mutually agreed and shall have notified the Banks not later than the date of the Competitive Bid Request for the first LIBOR Auction or Absolute Rate Auction for which such change is to be effective), the Company shall notify the Administrative Agent of its acceptance or non-acceptance of the offers (on its own behalf or on behalf of any Subsidiary) so notified to it pursuant to subsection (e). In the case of acceptance, such notice (a `Notice of Competitive Borrowing') shall specify the aggregate principal amount of offers for each Interest Period that are accepted and the applicable Currencies. The Company (on its own behalf or on behalf of any other Borrower) may accept any Competitive Bid in whole or in part; provided that:

            (i) the aggregate principal amount of each Competitive Borrowing may not exceed the applicable amount set forth in the related Competitive Bid Request;

           (ii) the aggregate principal amount of each Competitive Borrowing must be at least $25,000,000 (or, in the case of any Loans denominated in a Foreign Currency, the Foreign Currency Equivalent of such amount);

          (iii) acceptance of offers may only be made on the basis of ascending Competitive Margins or Competitive Absolute Rates, as the case may be; and

           (iv) the Company may not accept any offer that is described in subsection (d)(iii) or that otherwise fails to comply with the requirements of this Agreement.

          (g) Allocation by Administrative Agent. If offers are made by two or more Banks with the same Competitive Margins or Competitive Absolute Rates, as the case may be, for a greater aggregate principal amount than the amount in respect of which such offers are accepted for the related Interest Period, the principal amount of Competitive Loans in respect of which such offers are accepted shall be allocated by the Administrative Agent among such Banks as nearly as possible (in multiples of $1,000,000 or otherwise, as the Administrative Agent may deem appropriate) in proportion to the aggregate principal amounts of such offers. Determinations by the Administrative Agent of the amounts of Competitive Loans shall be conclusive in the absence of manifest error.

          (h) Use of Commitments. Any Competitive Loan made by any Bank pursuant to this Section shall not constitute a utilization of the Commitment of such Bank (and shall not reduce its obligation to make Committed Loans pursuant to Section 2.01 or to issue Letters of Credit pursuant to Section 2.05).

          (i) Affiliate Loans. Subject to the terms and conditions of this Agreement, each Foreign Borrower agrees that any Competitive Loan to be made hereunder by any Bank that has an Affiliate in such Foreign Borrower's Jurisdiction may be satisfied by such Affiliate at its sole discretion (such Loans are hereinafter referred to as `Competitive Affiliate Loans'); provided that the outstanding principal amount of any Competitive Affiliate Loan made by an Affiliate of any Bank pursuant to this Section shall not constitute a utilization of the Commitment of such Bank (and shall not reduce its obligation to make Committed Loans pursuant to Section 2.01 or to issue Letters of Credit pursuant to Section 2.05).

          SECTION 2.04.  Negotiated Borrowings.

          (a) The Negotiated Rate Option. The Company may, on its own behalf or on behalf of any other Borrower, as provided in this Section 2.04, accept an offer by a Bank to make a loan to the Company or to any other Borrower (a `Negotiated Rate Loan'), which loan shall, to the extent provided herein, be subject to the provisions of this Agreement relating to `Loans'; provided that:

          (i) no such loan shall be a Negotiated Rate Loan for the purposes of this Agreement until (x) the Company gives notice, on its own behalf or on behalf of any other Borrower, in substantially the form of Exhibit C hereto (a `Negotiated Rate Loan Acceptance Notice'), to the Administrative Agent of its acceptance of such Bank's offer to make such loan and (y) the Bank making such loan gives notice, in substantially the form of Exhibit D hereto (a `Negotiated Rate Loan Funding Notice'), to the Administrative Agent of its funding of such loan; and

         (ii) immediately after any such Loan is made, (x) the aggregate amount of all Letter of Credit Exposures, together with the aggregate principal amount of all Committed Loans and Negotiated Rate Loans, may not exceed the aggregate amount of the Commitments as in effect from time to time and (y) the aggregate amount of such Bank's Letter of Credit Exposure, together with the aggregate unpaid principal amount of such Bank's Committed Loans and Negotiated Rate Loans, may not exceed the aggregate amount of such Bank's Commitment.

          (b) Acceptance and Notice by Company. Each Negotiated Rate Loan Acceptance Notice shall be given by the Company (on its own behalf or on behalf of any other Borrower) so as to be received by the Administrative Agent no later than 3:00 P.M. (New York City time) on the date of the proposed borrowing of the Negotiated Rate Loan identified in such notice. Each such notice shall specify, with respect to the Negotiated Rate Loan identified in such notice:

          (i)  the proposed date of such borrowing;

         (ii) the principal amount of such Loan (which shall not cause the limit specified in Section 2.04(a)(ii) to be violated);

        (iii) the date(s) of the scheduled principal installment(s) of such Loan;

         (iv)  the Currency in which such Loan is to be denominated;

          (v)  the applicable Borrower; and

         (vi)  the identity of the Bank making such Loan.

          (c) Funding Notice. Each Negotiated Rate Loan Funding Notice shall be given by the Bank making the Negotiated Rate Loan identified in such notice so as to be received by the Administrative Agent no later than 4:00 P.M. (New York City time) on the date of the funding of such Loan. Each such notice shall specify, with respect to the Negotiated Rate Loan identified in such notice:

          (i) the principal amount of such Loan and the Dollar Equivalent thereof (which shall not cause the limit specified in Section 2.04(a)(ii) hereof to be violated); and

         (ii) the date(s) of the scheduled principal installment(s) of such Loan.

          (d) Availability. Any Bank that makes a Negotiated Rate Loan shall make the amount thereof available directly to the applicable Borrower, and such Borrower shall pay the principal of and interest on such Negotiated Rate Loan directly to such Bank. Any Bank that makes a Negotiated Rate Loan shall, on any day on which the applicable Borrower pays or prepays any principal of such Loan, give notice to the Administrative Agent specifying (i) the identity of the Negotiated Rate Loan to which such payment or prepayment has been or is to be applied and (ii) the amount of such payment or prepayment.

          (e) Outside Negotiated Rate Loans. The Company (on its own behalf or on behalf of any other Borrower) may obtain a loan from a Bank and, if the Company and such Bank so elect, no Negotiated Rate Loan Acceptance Notice or Negotiated Rate Loan Funding Notice shall be given as provided in this
Section 2.04, and such loan shall not be a Negotiated Rate Loan for the purposes of this Agreement.

          (f) Extensions. Except for the specification of (i) the date(s) on which the principal thereof and interest on a Negotiated Rate Loan shall be paid, (ii) the rate and method of computation of interest on such Loan and (iii) whether or not such Loan may be voluntarily prepaid (and if voluntarily prepayable, the date(s) on which such Loan may be prepaid and any minimum amount of such Loan required to be prepaid), no Negotiated Rate Loan shall be extended on terms and conditions other than, or in addition to, the terms and conditions set forth in this Agreement.

          (g) Use of Commitments. Any Negotiated Rate Loan made by any Bank pursuant to this Section shall constitute a utilization of the Commitment of such Bank (and shall reduce its obligation to make Committed Loans pursuant to Section 2.01 and to issue Letters of Credit pursuant to Section 2.05) by the amount of such Negotiated Rate Loan; and the aggregate amount of Commitments hereunder shall be deemed to be utilized in the amount of any such Negotiated Rate Loan.

          (h) Affiliate Loans. Subject to the terms and conditions of this Agreement, each Foreign Borrower agrees that any Negotiated Rate Loan to be made hereunder by any Bank that has an Affiliate in such Foreign Borrower's Jurisdiction may be satisfied by such Affiliate at its sole discretion (such Loans are hereinafter referred to as `Negotiated Rate Affiliate Loans'); provided that the outstanding principal amount of any Negotiated Rate Affiliate Loan made by an Affiliate of any Bank pursuant to this Section shall constitute a utilization of the Commitment of such Bank by such amount (and shall reduce its obligation to make Committed Loans pursuant to Section 2.01 and to issue Letters of Credit pursuant to Section 2.05); and the aggregate amount of Commitments hereunder shall be deemed to be utilized by such amount.

          (i) Pro Rata Treatment. If, upon the repayment or prepayment of any Negotiated Rate Loan made by any Bank, such Bank's Commitment Exposure is less than its Commitment Percentage of the Commitment Exposure of all of the Banks then, upon the request of the Majority Banks, such Bank shall purchase (for cash at par) a participation in the Committed Loans of each other Bank, and (if that is not sufficient) shall be deemed to have acquired a participation in each other Bank's Letter of Credit Exposure, so that after giving effect thereto such Bank's Commitment Exposure is equal to its Commitment Percentage of the Commitment Exposure of all of the Banks. If thereafter such Bank makes an additional Negotiated Rate Loan that results in such Bank's Commitment Exposure being greater than its Commitment Percentage of the Commitment Exposure of all of the Banks then appropriate reversals shall be made so that after giving effect thereto such Bank's Commitment Exposure is equal to its Commitment Percentage of the Commitment Exposure of all of the Banks.

          SECTION 2.05. Letters of Credit. (a) Issuance. Subject to the terms and conditions of this Agreement, the Commitments may be utilized at the request of the Company, in addition to the Committed Loans provided for by Section 2.01, by the issuance of letters of credit hereunder in Dollars for account of the Company by the Banks, ratably in proportion to their respective unutilized Commitments, from time to time prior to the date which is 90 days before the earliest Termination Date of any Bank; provided that, immediately after each such Letter of Credit is issued, (i) the aggregate amount of all Letter of Credit Exposures, together with the aggregate principal amount of all Committed Loans and Negotiated Rate Loans, may not exceed the aggregate amount of the Commitments as in effect from time to time and (ii) the aggregate amount of any Bank's Letter of Credit Exposure, together with the aggregate unpaid principal amount of such Bank's Committed Loans and Negotiated Rate Loans, may not exceed the aggregate amount of such Bank's Commitment.

          (b) Notice of Issuance. The Company shall give the Administrative Agent irrevocable notice (i) at least five Domestic Business Days prior to the requested issuance of a Letter of Credit, if such Letter of Credit is in any form that has not been previously agreed upon by the Company and the Banks, and
(ii) at least three Domestic Business Days prior to the requested issuance of a Letter of Credit which has otherwise been previously agreed upon by the Company and the Banks, in each case specifying the requested date of issuance and describing the proposed terms of such Letter of Credit, including the face amount thereof (such notice, a `Notice of Issuance'). Upon receipt of any Notice of Issuance, the Administrative Agent (i) shall promptly notify each Bank of the contents thereof and of the amount of such Bank's ratable share of such proposed Letter of Credit and (ii) shall prepare and send to the Company and the Banks a proposed form or the form, as the case may be, of such Letter of Credit. The terms of each such Letter of Credit shall provide that each Bank is obligated, severally and not jointly, to pay any drawings under such Letter of Credit ratably in proportion to such Bank's unutilized Commitment as in effect when such Letter of Credit is issued.

          (c) Conditions. The obligation of the Banks to issue each Letter of Credit shall, in addition to the conditions precedent set forth in Article III, be subject to the conditions precedent that (i) such Letter of Credit shall have a minimum aggregate amount of $100,000,000 and be in such form and contain such terms (including, without limitation, the right of any Bank to assign its Letter of Credit Exposure in connection with any assignment of its Commitment permitted by Section 10.06(c)) as shall be satisfactory to the Banks in their reasonable determination, (ii) the Company shall have, or shall have caused such other Persons to have, executed and delivered such other instruments and agreements relating to such Letter of Credit as any of the Banks shall have reasonably requested, (iii) such Letter of Credit shall be either a Judgment Letter of Credit or a Settlement Letter of Credit or any other letter of credit related to litigation agreed to by each Bank, and (iv) the beneficiary of such Letter of Credit shall be (x) in the case of a Judgment Letter of Credit, a beneficiary designated by any Applicable Court or one or more bonding companies that issue surety bonds in favor of such beneficiary or (y) in the case of a Settlement Letter of Credit, the Claimant or (z) in the case of any other letter of credit agreed to by each Bank, a beneficiary acceptable to each Bank. No Letter of Credit shall have a term extending beyond the date which is five Domestic Business Days before the earliest Termination Date of any Bank.

          Upon the approval by each Bank of the form of a Letter of Credit meeting the foregoing conditions, the Administrative Agent shall, and each Bank hereby appoints the Administrative Agent as its attorney-in-fact to, execute such Letter of Credit in the name and on behalf of each such Bank.

          (d) Fees. The Company agrees to pay to the Administrative Agent for the account of each Bank in respect of each Letter of Credit, ratably in proportion to its respective share of such Letter of Credit, a letter of credit fee computed for each day from and including the date such Letter of Credit is issued until the date no amount is available for drawing thereunder, at a rate (the `LC Fee Rate'), determined for each day in accordance with the Pricing Schedule, on the amount available for drawing under such Letter of Credit on such day. Such fees shall be payable in arrears on each Quarterly Date for so long as such Letter of Credit is outstanding and on the date on which no amount is available for drawing under such Letter of Credit.

          (e) Drawings Under any Letter of Credit. Upon receipt from the beneficiary of any Letter of Credit of a demand for payment under such Letter of Credit, the Administrative Agent shall determine in accordance with the terms and conditions of such Letter of Credit whether such demand for payment should be honored. If the Administrative Agent determines that a demand for payment by such beneficiary should be honored in accordance with the terms and conditions set forth in such Letter of Credit, the Administrative Agent shall promptly notify the Company and each Bank of the aggregate amount to be paid as a result of such demand and shall promptly notify each Bank of its share of such amount. Upon receipt of such notice, each Bank shall make available to such beneficiary its share of the amount so demanded in accordance with the terms of such Letter of Credit.

          (f) Reimbursement Obligations. If any Bank pays any portion of a draft or other demand for payment presented under any Letter of Credit, the Company will, on the same Domestic Business Day as any such Bank made any such payment (a `Reimbursement Due Date') repay the amount paid by such Bank under such Letter of Credit (a `Reimbursable Amount') either (i) with the proceeds of a Loan from such Bank pursuant to Section 2.01(a) or (ii) by paying an amount equal to such Reimbursable Amount to the Administrative Agent for the account of such Bank. If any Reimbursable Amount is not paid on or before the relevant Reimbursement Due Date, the overdue amount shall bear interest until paid at a rate per annum equal to the sum of 2% plus the Base Rate for such day. The Company shall be obligated to reimburse each Bank as aforesaid for any Reimbursable Amount paid by such Bank upon any drawing under any Letter of Credit, without presentment, demand, protest or other formalities of any kind.

          (g)  Obligations.  The obligations of the Company under this Section
2.05 shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, under all circumstances whatsoever, including without limitation the following circumstances:

       (i) any lack of validity or enforceability of any Letter of Credit or any term or provision thereof, or any document related thereto;

      (ii) any amendment or waiver of or any consent to departure from all or any of the provisions of any Letter of Credit or any document related thereto;

     (iii) the use which may be made of any Letter of Credit by, or any acts or omission of, the beneficiary of any Letter of Credit (or any Person for whom such beneficiary may be acting);

      (iv) the existence of any claim, set-off, defense or other rights that the Company may have at any time against the beneficiary of any Letter of Credit (or any Person for whom such beneficiary may be acting), the Banks or any other Person, whether in connection with this Agreement or any Letter of Credit or any document related hereto or thereto or any unrelated transaction;

       (v) any statement or any other document presented under any Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect whatsoever;

      (vi) payment by any Bank under any Letter of Credit against presentation to the Administrative Agent of a draft or certificate that does not comply with the terms of such Letter of Credit, provided that the Administrative Agent's determination that documents presented under such Letter of Credit comply with the terms thereof shall not have constituted gross negligence or willful misconduct of the Administrative Agent; or

     (vii) any other act or omission to act or delay of any kind by any Bank, the Administrative Agent or any other Person or any other event or circumstance whatsoever that might, but for the provisions of this subsection (f), constitute a legal or equitable discharge of the Company's obligations hereunder.

          (h) Indemnification. The Company hereby indemnifies and holds harmless each Bank and the Administrative Agent from and against any and all claims, damages, losses, liabilities, costs or expenses which such Bank or the Administrative Agent may incur (or which may be claimed against such Bank or the Administrative Agent by any Person whatsoever), by reason of or in connection with the execution and delivery or transfer of or payment or failure to pay under any Letter of Credit; provided that the Company shall not be required to indemnify any Bank or the Administrative Agent for any claims, damages, losses, liabilities, costs or expenses, to the extent caused by (x) the willful misconduct or gross negligence of the Administrative Agent in determining whether a request presented under any Letter of Credit complied with the terms of such Letter of Credit or (y) such Bank's failure to pay under any Letter of Credit after receipt of notice from the Administrative Agent pursuant to Section 2.05(e) after the presentation to the Administrative Agent by the beneficiary of such Letter of Credit of documents strictly complying with the terms and conditions of such Letter of Credit. Nothing in this subsection (h) is intended to limit the obligations of the Company under any other provision of this Agreement, including the Company's reimbursement obligation contained in Section 2.05(f).

          (i) Limited Liability of the Administrative Agent and the Banks. The Administrative Agent, the Banks and their respective officers, directors, employees and agents shall not be liable or responsible for, and the obligations of the Company to reimburse the Banks for payments under this Agreement shall not be excused by, any action or inaction of the Administrative Agent or any Bank related to: (w) the use which may be made of any Letter of Credit or any acts or omissions of the beneficiary of such Letter of Credit in connection therewith; (x) the validity or genuineness of documents presented under any Letter of Credit, event if such documents should in fact prove to be in any or all respects invalid, fraudulent or forged; (y) payment by any Bank against presentation of documents to the Administrative Agent which do not comply with the terms of such Letter of Credit, including failure of any document to bear any reference or adequate reference to such Letter of Credit; or (z) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit, or notifying or failing to notify any Bank that is required to make any payment under any Letter of Credit. Notwithstanding the foregoing, the Company shall, in the case of clause (i) of this sentence, have a claim against the Administrative Agent and, in the case of clause (ii) of this sentence, against any Bank, and the Administrative Agent or such Bank, as the case may be, shall be liable to the Company, to the extent, but only to the extent, of any direct, as opposed to consequential, damages suffered by the Company which were caused by (i) the Administrative Agent's willful misconduct or gross negligence in determining whether documents presented under any Letter of Credit comply with the terms thereof or in failing to notify any Bank in accordance with the terms of such Letter of Credit or (ii) such Bank's failure to pay under such Letter of Credit after the beneficiary thereof presents to the Administrative Agent documents strictly complying with the terms and conditions of such Letter of Credit and after receipt by such Bank of notice from the Administrative Agent pursuant to Section 2.05(e). In furtherance and not in limitation of the foregoing, the Administrative Agent may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

          (j) Obligations Several. The obligations of each Bank hereunder and under each Letter of Credit are several but not joint. Failure of any Bank to carry out its obligations hereunder and under any Letter of Credit shall not relieve any other Bank, the Administrative Agent or the Company of any of their respective obligations hereunder or under such Letter of Credit. Neither the Administrative Agent nor any Bank shall be responsible for the obligations of any other party hereunder.

          SECTION 2.06.  Notice to Banks; Funding of Loans.

          (a) Upon receipt of a Notice of Borrowing, the Administrative Agent shall promptly notify each Bank of the contents thereof and of such Bank's share (if any) of such Borrowing and such Notice of Borrowing shall not thereafter be revocable by the Company.

          (b) Not later than 12:00 Noon New York City time (in the case of Loans denominated in Dollars) or 11:00 A.M. local time in the location of the relevant Payment Account (in the case of Loans denominated in Foreign Currencies) on the date of each Borrowing, each Bank participating therein shall make available its share of such Borrowing, in immediately available funds and in the applicable Currency, to the Administrative Agent at the Payment Account for the applicable Currency. Unless the Administrative Agent determines that any applicable condition specified in Article III has not been satisfied, the Administrative Agent will make the funds so received from the Banks available to the applicable Borrower promptly after being made available to the Administrative Agent at the relevant Payment Account in the same type of funds as those received by the Administrative Agent.

          (c) Unless the Administrative Agent shall have received notice from a Bank prior to the date of any Borrowing that such Bank will not make available to the Administrative Agent such Bank's share of such Borrowing, the Administrative Agent may assume that such Bank has made such share available to the Administrative Agent on the date of such Borrowing in accordance with subsection (b) of this Section and the Administrative Agent may, in reliance upon such assumption, make available to the applicable Borrower on such date a corresponding amount. If and to the extent that such Bank shall not have so made such share available to the Administrative Agent, such Bank and such Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to such Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of such Borrower, a rate per annum equal to the higher of the Federal Funds Rate and the interest rate applicable thereto pursuant to Section 2.09 and (ii) in the case of such Bank, the Federal Funds Rate. If such Bank shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Bank's Loan included in such Borrowing for purposes of this Agreement.

          SECTION 2.07. Evidence of Debt. (a) Each Bank shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Bank resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Bank from time to time hereunder.

          (b) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder and Type and Currency thereof and the Interest Period applicable thereto and the name of the applicable Borrower, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Bank hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Banks and each Bank's share thereof.

          (c)  The entries made in the accounts maintained pursuant to paragraph
(a) or (b) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Bank or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans in accordance with the terms of this Agreement.

          (d) Any Bank may request that Loans made by it be evidenced by a promissory note (a `Note'). In such event, the appropriate Borrower shall prepare, execute and deliver to such Bank a promissory note payable to the order of such Bank and in a form approved by the Administrative Agent.

          SECTION 2.08. Maturity of Loans. (a) Each Committed Loan and Competitive Loan shall mature, and the principal amount thereof shall be due and payable in the Currency of such Committed Loan on the last day of the Interest Period applicable thereto. Notwithstanding the foregoing, if any Borrower shall fail to pay any principal of any such Loan made to such Borrower when due (whether at stated maturity, by acceleration, by mandatory prepayment or otherwise), the unpaid portion of such Loan shall, if such Loan is not denominated in Dollars, automatically be redenominated in Dollars on the due date thereof (or, if such due date is a day other than the last day of the Interest Period therefor, on the last day of such Interest Period) in an amount equal to the Dollar Equivalent thereof and such principal shall be payable, together with interest payable in Dollars, on demand.

          (b) Each Negotiated Loan shall be due and payable on the date agreed upon by the Company and the applicable Bank.

          SECTION 2.09. Interest Rates. (a) Each Base Rate Loan shall bear interest on the outstanding principal amount thereof, for each day during each Interest Period applicable thereto, at a rate per annum equal to the Base Rate for such day. Such interest on each Base Rate Loan shall be payable in Dollars at the maturity of such Base Rate Loan. Any overdue principal of or interest on any Base Rate Loan shall bear interest, payable on demand, for each day from and including the date payment thereof was due to but excluding the actual date of payment at a rate per annum equal to the sum of 2% plus the Base Rate for such day.

          (b) Each Euro-Currency Loan shall bear interest on the outstanding principal amount thereof, for each day during the Interest Period applicable thereto, at a rate per annum (the `Euro-Currency Rate') equal to the sum of the Euro-Currency Margin for such day for the Currency in which such Loan is denominated (which shall be either Dollars or an Agreed Foreign Currency) plus the Adjusted London Interbank Offered Rate for such Currency applicable to such Interest Period. Such interest shall be payable in the Currency of such Euro-Currency Loan for each Interest Period on the last day thereof and, if such Interest Period is longer than three months, three months after the first day thereof.

          The `Adjusted London Interbank Offered Rate' applicable to any Interest Period for any Currency means a rate per annum equal to the quotient obtained (rounded upward, if necessary, to the next higher 1/100 of 1%) by dividing (i) the applicable London Interbank Offered Rate for such Currency by
(ii) 1.00 minus the Reserve Percentage.

          The `London Interbank Offered Rate' applicable to any Interest Period for any Currency means the rate appearing on the relevant page for such Currency of the Telerate Service (or on any successor or substitute page of such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to deposits of such Currency) at approximately 11:00 A.M., London time, two Business Days prior to the commencement of such Interest Period, as the rate for deposits of such Currency with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the `London Interbank Offered Rate' with respect to such Interest Period for such Currency shall be the rate at which deposits of such Currency of $5,000,000 (or, in the case of Loans denominated in a Foreign Currency, the Foreign Currency Equivalent of such amount) and for a maturity comparable to such Interest Period are offered by the principal London office of Chase in immediately available funds in the London interbank market at approximately 11:00 A.M., London time, two Business Days prior to the commencement of such Interest Period.

          `Reserve Percentage' means for any day that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement for a member bank of the Federal Reserve System in New York City with deposits exceeding five billion Dollars in respect of `Eurocurrency liabilities' (or in respect of any other category of liabilities which includes deposits by reference to which the London Interbank Offered Rate is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of any Bank to United States residents). The Adjusted London Interbank Offered Rate for any Currency shall be adjusted automatically on and as of the effective date of any change in the Reserve Percentage.

          (c) Any overdue principal of or interest on any Euro-Currency Loan shall bear interest, payable on demand, for each day from and including the date payment thereof was due to but excluding the date of actual payment, at a rate per annum equal to the sum of 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section 2.09 until the last day of the Interest Period for such Loan and thereafter at a rate equal to the sum of 2% plus the Base Rate.

          (d) Each Competitive LIBOR Loan in any Currency shall bear interest in such Currency on the outstanding principal amount thereof, for the Interest Period applicable thereto, at a rate per annum equal to the sum of the London Interbank Offered Rate for such amount, Interest Period and Currency plus (or minus) the Competitive Margin quoted by the Bank making such Loan in accordance with Section 2.03. Each Competitive Absolute Rate Loan in any Currency shall bear interest in such Currency on the outstanding principal amount thereof, for the Interest Period applicable thereto, at a rate per annum equal to the Competitive Absolute Rate quoted by the Bank making such Loan in accordance with
Section 2.03. Interest on each Competitive Loan shall be payable for each Interest Period on the last day thereof and, if such Interest Period is longer than three months, at intervals of three months after the first day thereof.
Any overdue principal of or interest on any Competitive Loan shall bear interest, payable on demand, for each day from and including the date payment thereof was due to but excluding the date of actual payment, at a rate per annum equal to the sum of 2% plus the rate otherwise applicable to such Loan as provided herein until the last day of the Interest Period for such Loan and thereafter at a rate equal to the sum of 2% plus the Base Rate.

          (e) Each Negotiated Rate Loan shall bear interest at a rate agreed to by the Company (on its own behalf or on behalf of any of its Subsidiaries) and the applicable Bank. Any overdue principal of or interest on any Negotiated Loan shall bear interest at a rate agreed to by the Company and such Bank.

          (f) The Administrative Agent shall determine each interest rate applicable to the Loans hereunder. The Administrative Agent shall give prompt notice to the applicable Borrowers and the participating Banks of each rate of interest so determined, and its determination thereof shall be conclusive in the absence of manifest error.

          SECTION 2.10. Facility Fees. The Company shall pay to the Administrative Agent for account of the Banks ratably a facility fee at a rate (the `Facility Fee Rate') determined for each day in accordance with the Pricing Schedule. Such facility fee shall accrue for each day from and including the date of this Agreement to but excluding, with respect to each Bank, the Termination Date for such Bank (or earlier date of termination of the Commitments in their entirety), on the aggregate amount of the Commitments (whether used or unused) on such day.

          SECTION 2.11. Termination of Commitments. The Commitment of each Bank shall terminate on the Termination Date for such Bank.

          SECTION 2.12. Optional Reduction and Termination of Commitments. The Company may, upon at least three Domestic Business Days' notice to the Administrative Agent, (i) terminate the Commitments at any time, if no Bank has any Commitment Exposure at such time or (ii) ratably reduce the aggregate unused Commitments (for which purpose use of Commitments shall be deemed to include the aggregate amount of the Letter of Credit Exposure and the aggregate principal amount of all Competitive and Negotiated Loans) from time to time, provided that each such reduction shall be in an aggregate amount at least equal to $25,000,000 or any larger multiple of $1,000,000.

          SECTION 2.13. Optional Prepayments. (a) Any Borrower may, upon at least one Domestic Business Day's notice to the Administrative Agent, prepay a Group of Base Rate Loans in whole at any time, or from time to time in part in amounts aggregating at least $25,000,000, by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment. Each such optional prepayment shall be applied to prepay ratably the Loans of the several Banks included in such Group or Borrowing.

          (b) Any Borrower may, upon at least three Business Days' notice to the Administrative Agent, in the case of a Group of Euro-Currency Loans, prepay the Loans comprising such Group in whole at any time, or from time to time in part in amounts aggregating at least $25,000,000 (or, in the case of Loans denominated in a Foreign Currency, the Foreign Currency Equivalent of such amount), by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment; provided that such Borrower shall reimburse each Bank for any loss or expense incurred by it as a result of any such prepayment in accordance with Section 2.15. Each such optional prepayment shall be applied to prepay ratably the Loans of the several Banks included in such Group.

          (c) Except as provided in subsection (a) above, no Borrower may prepay all or any portion of the principal amount of any Competitive Loan prior to the maturity thereof.

          (d) Any Borrower may prepay any Negotiated Loan as agreed to between such Borrower and the applicable Negotiating Bank.

          (e) Upon receipt of a notice of prepayment pursuant to this Section, the Administrative Agent shall promptly notify each Bank of the contents thereof and of such Bank's ratable share of such prepayment (if any) and such notice shall not thereafter be revocable by the applicable Borrower.

          SECTION 2.14. General Provisions as to Payments. (a) Each Borrower shall make each payment of principal of, and interest on, the Loans and of fees hereunder, not later than 12:00 Noon New York City time (in the case of Loans denominated in Dollars and fees) or 11:00 A.M. local time in the location of the relevant Payment Account (in the case of Loans denominated in Foreign Currencies) on the date when due, in immediately available funds and in the applicable Currency, to the Administrative Agent at the Payment Account for the applicable Currency. The Administrative Agent will promptly distribute to each Bank its ratable share of each such payment received by the Administrative Agent for account of the Banks. Whenever any payment of principal of, or interest on, any Loans shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day, unless (in the case of Euro-Currency Loans or Competitive LIBOR Loans) such Business Day falls in another calendar month, in which case the date for payment thereof shall be the next preceding Business Day. If the date for any payment of principal is extended as aforesaid, by operation of law or otherwise, interest thereon shall be payable for such extended time.

          (b) Unless the Administrative Agent shall have received notice from the Company prior to the date on which any payment is due to the Banks hereunder that the applicable Borrower will not make such payment in full, the Administrative Agent may assume that such Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Bank on such due date an amount equal to the amount then due such Bank. If and to the extent that such Borrower shall not have so made such payment, each Bank shall repay to the Administrative Agent forthwith on demand such amount distributed to such Bank together with interest thereon, for each day from the date such amount is distributed to such Bank until the date such Bank repays such amount to the Administrative Agent, at the Federal Funds Rate.

          SECTION 2.15. Funding Losses. If any Borrower makes any payment of principal with respect to any Fixed Rate Loan (including by payment of all amounts owing to a Withdrawing Bank on the Termination Date for such Withdrawing
Bank) or any Fixed Rate Loan is converted to a Base Rate Loan (pursuant to
Article II, VI or VIII or otherwise) on any day other than the last day of an Interest Period applicable thereto, or the end of an applicable period fixed pursuant to Section 2.09(d), or if any Borrower fails to borrow or prepay any Fixed Rate Loans after notice has been given to any Bank in accordance with
Section 2.06(a), such Borrower shall reimburse each Bank within 15 days after demand for any resulting loss or expense incurred by it (or, subject to Section 10.06(e), by an existing or prospective Participant in the related Loan), including (without limitation) any loss incurred in obtaining, liquidating or employing deposits from third parties, but excluding loss of margin for the period after any such payment or conversion or failure to borrow or prepay, provided that such Bank shall have delivered to the Company a certificate setting forth in reasonable detail its calculation of the amount of such loss or expense, which certificate shall be conclusive in the absence of manifest error.

          SECTION 2.16. Computation of Interest and Fees. Interest based on the Prime Rate hereunder shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and paid for the actual number of days elapsed (including the first day but excluding the last day). All other interest and fees shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day).

          SECTION 2.17. Borrowings by Approved Subsidiary Borrowers and other Subsidiaries; Designation of Certain Subsidiary Borrowers.

          (a) The Company may, at any time or from time to time, designate one or more of its Subsidiaries as Approved Subsidiary Borrowers hereunder by furnishing to the Administrative Agent a letter (a `Designation Letter') in duplicate, substantially in the form of Exhibit E hereto, duly completed and executed by the Company and such Subsidiary. Upon approval by all of the Banks (which approval shall not be unreasonably withheld) of such Subsidiary as an Approved Subsidiary Borrower, which approval shall be evidenced by the Administrative Agent signing and returning to the Company a copy of such Designation Letter, such Subsidiary shall be an Approved Subsidiary Borrower. There may be no more than ten Approved Subsidiary Borrowers at any one time. So long as all principal and interest on all Loans of any Approved Subsidiary Borrower hereunder have been paid in full, the Company may terminate its status as an Approved Subsidiary Borrower hereunder by furnishing to the Administrative Agent a letter (a `Termination Letter'), substantially in the form of Exhibit F hereto, duly completed and executed by the Company and such Approved Subsidiary Borrower. Any Termination Letter furnished in accordance with this Section 2.17 shall be effective upon receipt by the Administrative Agent (which shall promptly notify the Banks), whereupon the Banks shall promptly deliver to the Company (through the Administrative Agent) any Notes of such former Approved Subsidiary Borrower. Notwithstanding the foregoing, the delivery of a Termination Letter with respect to any Approved Subsidiary Borrower shall not terminate any obligation of such Approved Subsidiary Borrower theretofore incurred (including, without limitation, obligations under Sections 2.15, 8.03 and 8.04) or the obligations of the Company under Article IX hereof with respect thereto.

          (b) The Company may, at any time or from time to time, designate one or more of its Subsidiaries as Borrowers of Competitive Loans pursuant to
Section 2.03 or Negotiated Loans pursuant to Section 2.04; provided, that in order for any such Subsidiary to become a Borrower hereunder the Company and such Subsidiary must have first furnished to the Administrative Agent a letter (a `Borrower Letter'), substantially in the form of Exhibit G hereto, duly completed and executed by the Company and such Subsidiary. For the avoidance of doubt, any Approved Subsidiary Borrower may, subject to the terms and conditions hereof, be a borrower of Competitive Loans and Negotiated Rate Loans (in addition to Committed Loans) and the Company shall not be required to submit any Borrower Letter in Connection therewith.

          SECTION 2.18. Increase in Commitments. The Company shall have the right, so long as no Default or Event of Default shall have occurred and be continuing, without the consent of any Bank (except as described in clause (i) below) but with the consent of the Administrative Agent (which consent shall not be unreasonably withheld), at any time prior to the fifth year anniversary of the Effective Date, to increase the total aggregate amount of the Commitments hereunder by (a) adding a lender or lenders hereto with a Commitment or Commitments up to the amount (or aggregate amount) of any such increase (which lender or lenders shall thereupon become `Banks' hereunder) and/or (b) enabling any Bank or Banks to increase its (or their) Commitment (or Commitments) up to the amount of any such increase; provided, however, that (i) in no event shall any Bank's Commitment be increased without the consent of such Bank, (ii) if any Committed Loans are outstanding hereunder on the date that any such increase is to become effective, the principal amount of all such Committed Loans shall on or prior to the effectiveness of such increase, at the option of the Company, either (A) be repaid, together with accrued interest thereon and any costs incurred by any Bank in accordance with Section 2.15 (but all such Loans may, on the terms and conditions hereof, be reborrowed on the date that any such increase becomes effective pro rata among all of the Banks) or (B) be converted into Negotiated Rate Loans with the same terms (including, without limitation, interest rate) and maturity of such Committed Loans, (iii) if any Letter of Credit is outstanding hereunder on the date that such increase is to become effective, appropriate arrangements shall be made so that, after giving effect to such increase, each Bank's Letter of Credit Exposure is equal to such Bank's Commitment Percentage of the Letter of Credit Exposure of all of the Banks (and, if such arrangements are not made, such increase may not be made), (iv) in no event shall any such increase result in the total aggregate amount of the Commitments exceeding $1,500,000,000 and (v) no increase in Commitments contemplated by this Section 2.18 shall result in any one Bank hereunder having a Commitment in an amount which equals more than 20% of the aggregate amount of all Commitments hereunder. The Company and the Administrative Agent and the Banks agree to use their best efforts to effectuate any such increase, subject to the terms and conditions set forth herein (including, without limitation, by execution and delivery of any appropriate documentation).

          SECTION 2.19. Replacement Banks. In the event that the Company shall receive a Withdrawal Notice from any Bank, the Company shall have the right, within 90 days following receipt of such notice, with the consent of the Administrative Agent (which consent shall not be unreasonably withheld), to replace such Withdrawing Bank with a replacement bank, which replacement Bank shall purchase the Loans and Reimbursement Obligations of the Withdrawing Bank, and any Note of such Bank, and assume its Commitment and contingent obligations with respect to undrawn amounts under outstanding Letters of Credit. Such replacement shall only be permitted if it is not prohibited by the terms of any Letter of Credit and so long as no Default or Event of Default shall have occurred and be continuing hereunder, and such replacement shall only become effective when all amounts owing to the Withdrawing Bank have been paid in full to such Withdrawing Bank. The Company and the Administrative Agent agree to use their best efforts to effectuate any such replacement, subject to the terms and conditions set forth herein (including, without limitation, by execution and delivery of any appropriate documentation).


                                   ARTICLE III

                                   CONDITIONS

          SECTION 3.01. Closing. The obligation of the Banks to make Loans and to issue Letters of Credit shall not become effective until the date that the Administrative Agent shall have received all of the following, in form and substance satisfactory to the Administrative Agent and in sufficient copies for each Bank:

          (a) counterparts hereof signed by each of the parties hereto (or, in the case of any party as to which an executed counterpart shall not have been received, receipt by the Administrative Agent in form satisfactory to it of facsimile, telex or other written confirmation from such party of execution of a counterpart hereof by such party);

          (b) an opinion of the General Counsel of the Company, substantially in the form of Exhibit A hereto, dated the Effective Date and covering such additional matters relating to the transactions contemplated hereby as the Required Banks may reasonably request;

          (c) an opinion of Milbank, Tweed, Hadley & McCloy, special New York counsel to Chase, substantially in the form of Exhibit B hereto, dated the Effective Date;

          (d) the Existing Credit Agreement shall have been terminated and all amounts owing to Chase, Morgan or any bank thereunder (including any fees payable to any such party pursuant to Section 3.1 thereof) shall have been paid in full to such party;

          (e) all fees owing to Chase and Morgan pursuant to their respective fee letters have been paid in full; and

          (f) all documents that the Administrative Agent may reasonably request relating to the existence of any Borrower, the corporate authority for and the validity of this Agreement or any related document, and any other matters relevant hereto, all in form and substance satisfactory to the Administrative Agent in its reasonable determination.

The Administrative Agent shall promptly notify the Company and the Banks of the Effective Date, and such notice shall be conclusive and binding on all parties hereto.

          SECTION 3.02. Conditions Precedent to Each Extension of Credit. The obligation of any Bank to make a Loan on the occasion of any Borrowing and the several obligations of the Banks to issue any Letter of Credit are subject to the satisfaction of the following conditions:

          (a) the fact that the Effective Date shall have occurred on or prior to April 30, 1997;

          (b) receipt (or deemed receipt) by the Administrative Agent of a Notice of Borrowing as required by Section 2.02 or 2.03, or a Notice of Issuance as required by Section 2.05, as the case may be;

          (c) the fact that, immediately after such Borrowing or issuance, the aggregate amount of all Commitment Exposures of all of the Banks shall not exceed the aggregate amount of the Commitments;

          (d) the fact that, immediately before and after such Borrowing or issuance, no Default shall have occurred and be continuing;

          (e) the fact that the representations and warranties of the Company contained in this Agreement (except (i) the representations set forth in Sections 4.04(b) and 4.11(b) and (ii) the representations and warranties set forth in Sections 4.05 and 4.07 as to any matter which has theretofore been disclosed in writing by the Company to the Banks) shall be true on and as of the date of such Borrowing or other extension of credit;

          (f) the fact that on the date of such Borrowing or the issuance, the sum of the total amount of the Antitrust Judgment plus the Patent Judgment plus the total amount of Interest and Costs theretofore accrued shall not exceed $1,500,000,000 (or such higher amount as the Required Banks shall approve);

          (g) the fact that, on the date of such Borrowing or issuance, the sum (without duplication to the extent one supports another) of (x) the aggregate face amount of all supersedeas bonds and letters of credit plus
     (y) the value of all other collateral as determined by any Applicable Court or as stipulated by the Company and the Claimant and accepted by such Applicable Court (or, to the extent no such determination or stipulation is made with respect to such other collateral, the fair market value of such other collateral), in each case required by such Applicable Court to be posted for purposes of staying the execution of the Antitrust Judgment and the Patent Judgment, shall not exceed $1,500,000,000 (or such higher amount as the Required Banks shall approve); and

          (h) in the case of the issuance of any Settlement Letter of Credit or any Borrowing to pay an Antitrust Settlement or a Patent Settlement or a Combined Settlement, (i) the fact that (x) no Judgment Letter of Credit has theretofore been issued, or (y) if any Judgment Letter of Credit has been issued, such Letter of Credit has theretofore not been drawn, (ii) receipt by the Administrative Agent of all outstanding Judgment Letters of Credit (if any) for cancellation, and (iii) receipt by the Administrative Agent of evidence reasonably satisfactory to them of the amount and the binding effect of the Antitrust Settlement, the Patent Settlement or the Combined Settlement, as the case may be; provided that the total amount (including any amount in respect of Interest and Costs) payable by the Company to the Claimant pursuant to the Antitrust Settlement or the Patent Settlement or the Combined Settlement, as the case may be, shall not exceed $1,500,000,000 (or such higher amount as the Required Banks shall approve).

Each Borrowing and the issuance of any Letter of Credit hereunder shall be deemed to be a representation and warranty by the Company on the date of such Borrowing or issuance of such Letter of Credit as to the facts specified in clauses (c) through (g), inclusive, of this Section.


                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

          PART A:  The Company represents and warrants that:

          SECTION 4.01. Corporate Existence and Power. Each Borrower is a corporation duly incorporated, validly existing and in good standing under the laws of the State of its jurisdiction of incorporation, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

          SECTION 4.02. Corporate and Governmental Authorization; No Contravention. The execution, delivery and performance by each Borrower of this Agreement are within such Borrowers's corporate power, have been duly authorized by all necessary corporate action, requires no action by or in respect of, or filing with, any governmental body, agency or official and do not contravene, or constitute a default under, any provision of applicable law or regulation or of the restated certificate of incorporation or bylaws of such Borrower or of any agreement, judgment, injunction, order, decree or other instrument binding upon the Company or any of its Subsidiaries or result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries.

          SECTION 4.03. Binding Effect. This Agreement constitutes the valid and binding agreement of each Borrower.

          SECTION 4.04.  Financial Information.

          (a) The consolidated statement of financial position of the Company and the Consolidated Subsidiaries as of December 31, 1996 and the related consolidated statements of income and of cash flows for the fiscal year then ended, reported on by Deloitte & Touche LLP and set forth in the Company's 1996 Form 10-K, a copy of which has been delivered to each of the Banks, present fairly, in all material respects, in conformity with generally accepted accounting principles, the consolidated financial position of the Company and the Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for such fiscal year.

          (b) Since December 31, 1996 there has been no material adverse change in the business, financial position, results of operations or prospects of the Company and the Consolidated Subsidiaries, considered as a whole.

          SECTION 4.05. Litigation. Except as disclosed to the Banks in writing prior to the date of this Agreement, there is no action, suit or proceeding pending against, or to the knowledge of the Company threatened against or affecting, the Company or any of its Subsidiaries before any court or arbitrator or any governmental body, agency or official (i) in which there is a reasonable possibility of an adverse decision which could reasonably be expected to have a Material Adverse Effect or (ii) which in any manner draws into question the validity of this Agreement.

          SECTION 4.06. Compliance with ERISA; Minimum Funding. (a) Each member of the ERISA Group has fulfilled its obligations under the minimum funding standards of ERISA and the Internal Revenue Code with respect to each Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Internal Revenue Code with respect to each Plan, except where the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect. No member of the ERISA Group has (i) sought a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code in respect of any Plan, (ii) failed to make any contribution or payment to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement, or made any amendment to any Plan or Benefit Arrangement, which failure or amendment has resulted or could result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Internal Revenue Code or (iii) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums or similar items under Section 4007 of ERISA.

          (b) As of September 30 of each fiscal year of the Company, the fair market value of all assets, in the aggregate, of all Plans maintained or contributed to by any member of the ERISA Group (excluding any accrued but unpaid contributions) shall not be less than 80% of the accumulated benefit obligation for such Plans, calculated on the basis of the actuarial assumptions used by the Company for financial reporting purposes for such fiscal year.

          SECTION 4.07. Environmental Matters. In the ordinary course of its business, the Company conducts an ongoing review of the aggregate effect of Environmental Laws on the business, operations and properties of the Company and its Subsidiaries, in the course of which it identifies and evaluates associated liabilities and costs (including, without limitation, capital or operating expenditures required for clean-up or closure of properties presently or previously owned, capital or operating expenditures required to achieve or maintain compliance with environmental protection standards imposed by law or as a condition of licenses, permits or contracts, related constraints on operating activities, including periodic or permanent shutdowns of facilities or reductions in the level of or changes in the nature of operations conducted thereat, costs or liabilities in connection with off-site disposal of wastes or Hazardous Substances, and any actual or potential liabilities to third parties, including employees, and any related costs and expenses). On the basis of this review, the Company has reasonably concluded that, except as disclosed to the Banks in writing prior to the date of this Agreement, such associated liabilities and costs, including the costs of compliance with Environmental Laws, are unlikely to have a Material Adverse Effect.

          SECTION 4.08. Taxes. The Company and each of its Subsidiaries have filed all United States Federal income tax returns and all other material tax returns which are required to be filed by any of them and have paid all taxes due pursuant to such returns or pursuant to any assessment received by any of them, except for any such taxes which are being contested in good faith and for which adequate reserves have been made on the books of the Company and its Subsidiaries in accordance with generally accepted accounting principles. The charges, accruals and reserves on the books of the Company and its Subsidiaries in respect of income taxes are, in the opinion of the Company, adequate in accordance with generally accepted accounting principles.

          SECTION 4.09. Subsidiaries. Each corporate Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

          SECTION 4.10. Not an Investment or Holding Company. None of the Borrowers is an `investment company' within the meaning of the Investment Company Act of 1940, as amended, and none of the execution and delivery of this Agreement or any Note, the consummation of the transactions herein and therein contemplated or compliance with the terms and conditions hereof or thereof will violate the Investment Company Act of 1940, as amended. None of the Borrowers is a `holding company' as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935, as amended.

          SECTION 4.11. Full Disclosure. (a) All written information (taken as a whole) heretofore furnished by or on behalf of any Borrower to the Administrative Agent or any Bank for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all such information (taken as a whole) hereafter furnished by any Borrower to the Administrative Agent or any Bank will be, true and accurate in all material respects on the date as of which such information is stated or certified.

          (b) The Company has disclosed to the Banks in writing any and all facts which materially and adversely affect or could reasonably be expected to materially and adversely affect (to the extent the Company can reasonably foresee) the business, operations or financial condition of the Company and the Consolidated Subsidiaries, taken as a whole (to the extent the Company is required to publicly disclose such information under the Federal securities laws), or the ability of the Company to perform its obligations under this Agreement.

          PART B:  Each Foreign Borrower represents and warrants that:

          SECTION 4.12. Stamp Taxes. To ensure the legality, validity, enforceability or admissibility in evidence in any Foreign Borrower's Tax Jurisdiction of this Agreement or any Notes evidencing Loans made (or to be made) to such Foreign Borrower, it is not necessary that this Agreement or such promissory notes or any other document be filed or recorded with any court or other authority in such Foreign Borrower's Tax Jurisdiction or that any stamp or similar tax be paid on or in respect of this Agreement or such Notes, or any other document other than such filings and recordations that have already been made and such stamp or similar taxes that have already been paid.

          SECTION 4.13. Legal Form. Each of this Agreement and any Note evidencing Loans made (or to be made) to any Foreign Borrower is in proper legal form under the laws of such Foreign Borrower's Jurisdiction for the admissibility thereof in the courts of such Foreign Borrower's Jurisdiction.

          SECTION 4.14. Taxes on Payments by Foreign Borrowers. Except as disclosed to the Administrative Agent and the Banks by the Company prior to the delivery of any Borrower Letter or Designation Letter in respect of any Foreign Borrower, as of the date of such Letter (a) there are no Taxes of such Foreign Borrower's Tax Jurisdiction imposed by or in the nature of withholding or otherwise, which are imposed on any payment to be made by such Foreign Borrower pursuant hereto, (b) such Foreign Borrower is permitted to make payments pursuant to this Agreement free and clear of all such Taxes and (c) any exemption from the withholding of such Taxes that would, but for the existence of the Guarantee of the Company under Article IX hereof, be available under a tax treaty to which such Foreign Borrower's Tax Jurisdiction and the jurisdiction of the organization of any Bank are parties will not be made unavailable by the existence of such Guarantee of the Company.

                                    ARTICLE V

                                    COVENANTS

          The Company agrees that, so long as any Loan or Letter of Credit remains outstanding or any Reimbursement Obligation (including any accrued interest thereon) remains unpaid or any Bank has any Commitment hereunder or any amount is payable hereunder:

          SECTION 5.01.  Information.  The Company will deliver to each of the
Banks:

          (a) as soon as available and in any event within 100 days after the end of each fiscal year of the Company, a consolidated statement of financial position of the Company and the Consolidated Subsidiaries as of the end of such fiscal year and the related consolidated statements of income and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on in a manner acceptable to the Securities and Exchange Commission by Deloitte & Touche LLP or other independent public accountants of nationally recognized standing;

          (b) as soon as available and in any event within 50 days after the end of each of the first three fiscal quarters of each fiscal year of the Company, a consolidated statement of financial position of the Company and the Consolidated Subsidiaries as of the end of such quarter, the related consolidated statement of income for such quarter and the related consolidated statements of income and cash flows for the portion of the Company's fiscal year ended at the end of such quarter, setting forth in the case of such consolidated statements of income and cash flows in comparative form the figures for the corresponding quarter and the corresponding portion of the Company's previous fiscal year, all certified (subject to normal year-end adjustments) as to fairness of presentation, generally accepted accounting principles and consistency by the chief financial officer or the chief accounting officer of the Company;

          (c) within five Domestic Business Days after any executive officer of the Company obtains knowledge of any Default, if such Default is then continuing, a certificate of the chief financial officer, the treasurer or the chief accounting officer of the Company setting forth the details thereof and the action which the Company is taking or proposes to take with respect thereto;

          (d) promptly upon the mailing thereof to the stockholders of the Company generally, copies of all financial statements, reports and proxy statements so mailed;

          (e) promptly upon the filing thereof, copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and reports on Forms 10-K, 10-Q and 8-K (or their equivalents) which the Company shall have filed with the Securities and Exchange Commission;

          (f) within ten Domestic Business Days after any member of the ERISA Group (i) gives or is required to give notice to the PBGC of any `reportable event' (as defined in Section 4043 of ERISA) with respect to any Plan which could reasonably be expected to constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or a description of the reportable event for which notice was required to be given to the PBGC; (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA or notice that any Multiemployer Plan is in reorganization, is insolvent or has been terminated, a copy of such notice; (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate, impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or appoint a trustee to administer any Plan, a copy of such notice; (iv) applies for a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code, a copy of such application; (v) gives notice of intent to terminate any Plan under Section 4041(c) of ERISA, a copy of such notice and other information filed with the PBGC; (vi) gives notice of withdrawal from any Plan pursuant to Section 4063 of ERISA, a copy of such notice; or
     (vii) fails to make any payment or contribution to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement (or makes any amendment to any Plan or Benefit Arrangement) which failure to contribute or amendment has resulted or could reasonably be expected to result in the imposition of a Lien or the posting of a bond or other security, a certificate of the chief financial officer or the chief accounting officer of the Company setting forth details as to such occurrence and action, if any, which the Company or applicable member of the ERISA Group is required or proposes to take;

          (g) promptly after any executive officer of the Company obtains knowledge of any actual or proposed change by Moody's or S&P of the rating of the Company's outstanding senior unsecured long-term debt securities, notice of such actual or proposed change;

          (h) promptly upon the entry of any judgment by the District Court in the Antitrust Action or the Patent Action, any affirmance of any appeal of such judgment in either the Antitrust Action or the Patent Action, or any other material development in the Antitrust Action or the Patent Action which the Company is required by law to disclose publicly, notice of such entry, affirmance or other material development, as the case may be; and

          (i) from time to time such additional information regarding the Antitrust Action, the Patent Action or the financial position or business of the Company and any of its Subsidiaries as the Administrative Agent, at the request of any Bank, may reasonably request.

          SECTION 5.02. Payment of Obligations. The Company will pay and discharge, and will cause each of its Subsidiaries to pay and discharge, at or before maturity, all their respective material obligations and liabilities, including, without limitation, tax liabilities, except where (i) the same may be contested in good faith by appropriate proceedings or (ii) the failure to pay or discharge such obligations and liabilities could not reasonably be expected to have a Material Adverse Effect, and will maintain, and will cause each of its Subsidiaries to maintain, in accordance with generally accepted accounting principles (or, with respect to any Subsidiary organized under the laws of any jurisdiction other than the United States, in accordance with (x) accounting principles applicable in such jurisdiction and (y) and, in the case of any Consolidated Subsidiary, accounting principles adequate for the inclusion of the results of operations of such Subsidiary in the consolidated financial statements of the Company and its Subsidiaries) appropriate reserves for the accrual of any of the same.

          SECTION 5.03. Maintenance of Property; Insurance. (a) The Company will keep, and will cause each of its Subsidiaries to keep, all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted, except where the failure to keep such property in good working order and condition could not reasonably be expected to have a Material Adverse Effect.

          (b) The Company will, and will cause each of its Subsidiaries to, provide as self-insurer to the extent provided below, or maintain (either in the name of the Company or in such Subsidiary's own name) with financially sound and responsible insurance companies, insurance on all their respective properties in at least such amounts and against at least such risks (and with such risk retention and such amounts of self-insurance) as are usually insured against in the same general area by companies of established repute engaged in the same or a similar business; and will furnish to the Banks, upon request from the Administrative Agent, information presented in reasonable detail as to the insurance so carried.

          SECTION 5.04. Conduct of Business and Maintenance of Existence. The Company will continue, and will cause each of its Subsidiaries to continue, to engage in business of the same general type as now conducted by the Company and its Subsidiaries, and will preserve, renew and keep in full force and effect, and will cause each of its Subsidiaries to preserve, renew and keep in full force and effect their respective corporate existences and their respective rights, privileges and franchises necessary or desirable in the normal conduct of business, except for any such rights, privileges and franchises the failure of which to be preserved could not reasonably be expected to have a Material Adverse Effect; provided that nothing in this Section 5.04 shall prohibit (i) the merger of a Subsidiary of the Company into the Company or the merger or consolidation of a Subsidiary of the Company with or into another Person if the corporation surviving such consolidation or merger is a Subsidiary of the Company and if, in each case, after giving effect thereto, no Default shall have occurred and be continuing, (ii) the termination of the corporate existence of any of its Subsidiaries or the discontinuation of any line of business of the Company or any Subsidiaries of the Company if the Company in good faith determines that such termination or discontinuation, as the case may be, is in the best interest of the Company and is not materially disadvantageous to the Banks, (iii) the acquisition of new Subsidiaries of the Company by the Company or any of its Subsidiaries or the addition of any new line of business of the Company or any of its Subsidiaries or (iv) subject to Section 5.09, the sale of any assets of the Company or any of its Subsidiaries.

          SECTION 5.05. Compliance with Laws. The Company will comply, and cause each of its Subsidiaries to comply, in all material respects with all applicable laws, ordinances, rules, regulations, and requirements of governmental authorities (including, without limitation, Environmental Laws and ERISA and the rules and regulations thereunder), except (i) where the necessity of compliance therewith is contested in good faith by appropriate proceedings and (ii) in the case of Environmental Laws and ERISA and the rules and regulations thereunder, where the failure to be in compliance therewith could not reasonably be expected to have a Material Adverse Effect.

          SECTION 5.06. Inspection of Property, Books and Records. The Company will keep, and will cause each of its Subsidiaries to keep, proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities; and, except to the extent prohibited by applicable law, rule, regulations or orders, will permit, and will cause each of its Subsidiaries to permit, representatives of any Bank at such Bank's expense to visit and inspect any of their respective properties, to examine and make abstracts from any of their respective books and records and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants, all at such reasonable times and as often as may reasonably be desired.

          SECTION 5.07. Restriction on Secured Debt. (a) The Company will not itself, and will not permit any Restricted Subsidiary to, incur, issue, assume or guarantee any notes, bonds, debentures or other similar evidences of indebtedness for money borrowed (notes, bonds, debentures or other similar evidences of indebtedness for money borrowed being hereinafter in this Section
5.07 and in Section 5.08 only called `Debt'), secured by pledge of, or mortgage or other lien on, any Principal Property, now owned or hereafter owned by the Company or any Restricted Subsidiary, or any shares of stock or Debt of any Restricted Subsidiary (pledges, mortgages and other liens being hereinafter in this Section 5.07 and in Section 5.08 only called `Lien' or `Liens'), without effectively providing that the Loans and Reimbursement Obligations hereunder and all other amounts owing to any Bank or the Administrative Agent hereunder, and the Securities (as defined in the 1994 Indenture) of each series then Outstanding (as defined in the 1994 Indenture) (together with, if the Company shall so determine, any other Debt of the Company or such Restricted Subsidiary then existing or thereafter created which is not subordinate to the Securities of each series then Outstanding) shall be secured equally and ratably with (or prior to) such secured Debt, so long as such secured Debt shall be so secured; provided, however, that this Section 5.07 shall not apply to, and there shall be excluded from secured Debt in any computation under this Section 5.07, Debt secured by:

          (i) Liens on any Principal Property acquired, constructed or improved by the Company or any Restricted Subsidiary after the date of the 1994 Indenture which are created or assumed contemporaneously with such acquisition, construction or improvement, or within 120 days before or after the completion thereof, to secure or provide for the payment of all or any part of the cost of such acquisition, construction or improvement (including related expenditures capitalized for Federal income tax purposes in connection therewith) incurred after the date of the 1994 Indenture.

          (ii) Liens of or upon any property, shares of capital stock or Debt existing at the time of acquisition thereof, whether by merger, consolidation, purchase, lease or otherwise (including Liens of or upon property, shares of capital stock or indebtedness of a corporation existing at the time such corporation becomes a Restricted Subsidiary);

          (iii)  Liens in favor of the Company or any Restricted Subsidiary;

          (iv) Liens in favor of the United States of America or any State thereof, or any department, agency or instrumentality or political subdivision of the United States of America or any State thereof or political entity affiliated therewith, or in favor of any other country, or any political subdivision thereof, to secure partial, progress, advance or other payments, or other obligations, pursuant to any contract or statute or to secure any Debt incurred for the purpose of financing all or any part of the cost of acquiring, constructing or improving the property subject to such Liens (including Liens incurred in connection with pollution control, industrial revenue or similar financings);

          (v) Liens imposed by law, such as mechanics', workmen's, repairmen's, materialmen's, carriers', warehousemen's, vendors' or other similar liens arising in the ordinary course of business, or governmental (federal, state or municipal) liens arising out of contracts for the sale of products or services by the Company or any Restricted Subsidiary, or deposits or pledges to obtain the release of any of the foregoing;

          (vi) pledges or deposits under workmen's compensation laws or similar legislation and Liens of judgments thereunder which are not currently dischargeable, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of money) or leases to which the Company or any Restricted Subsidiary is a party, or deposits to secure public or statutory obligations of the Company or any Restricted Subsidiary, or deposits in connection with obtaining or maintaining self-insurance or to obtain the benefits of any law, regulation or arrangement pertaining to unemployment insurance, old-age pensions, social security or similar matters, or deposits of cash or obligations of the United States of America to secure surety, appeal or customs bonds to which the Company or any Restricted Subsidiary is a party, or deposits in litigation or other proceedings such as, but not limited to, interpleader proceedings;

          (vii) Liens created by or resulting from any litigation or other proceeding which is being contested in good faith by appropriate proceedings, including Liens arising out of judgments or awards against the Company or any Restricted Subsidiary with respect to which the Company or such Restricted Subsidiary is in good faith prosecuting an appeal or proceedings for review; or Liens incurred by the Company or any Restricted Subsidiary for the purpose of obtaining a stay or discharge in the course of any litigation or other proceeding to which the Company or such Restricted Subsidiary is a party;

          (viii) Liens for taxes or assessments or governmental charges or levies not yet due or delinquent, or which can thereafter be paid without penalty, or which are being contested in good faith by appropriate proceedings;

          (ix) Liens consisting of easements, rights-of-way, zoning restrictions, restrictions on the use of real property, and defects and irregularities in the title thereto, landlords' liens and other similar liens and encumbrances none of which interferes materially with the use of the property covered thereby in the ordinary course of the business of the Company or such Restricted Subsidiary and which do not, in the opinion of the Company, materially detract from the value of such properties; or

          (x) any extension, renewal or replacement (or successive extensions, renewals or replacements), as a whole or in part, of any Lien referred to in the foregoing clauses (i) to (ix), inclusive; provided, that (i) such extension, renewal or replacement Lien shall be limited to all or a part of the same property, shares of stock or Debt that secured the Lien extended, renewed or replaced (plus improvements on such property) and (ii) the Debt secured by such Lien at such time is not increased.

          (b) Notwithstanding the restrictions contained in paragraph (a) of this Section 5.07, the Company and its Restricted Subsidiaries, or any of them, may incur, issue, assume or guarantee Debt secured by Liens without equally and ratably securing the Loans and Reimbursement Obligations hereunder and all other amounts owing to any Bank or the Administrative Agent hereunder, and the Securities of each series then Outstanding, provided, that at the time of such incurrence, issuance, assumption or guarantee, after giving effect thereto and to the retirement of any Debt which is concurrently being retired, the aggregate amount of all outstanding Debt secured by Liens which could not have been incurred, issued, assumed or guaranteed by the Company or a Restricted Subsidiary without equally and ratably securing the Securities of each series then Outstanding except for the provisions of this paragraph (b) does not at such time exceed 10% of Consolidated Net Tangible Assets of the Company.

          SECTION 5.08. Restriction on Sale and Leaseback Transactions. (a) The Company will not itself, and it will not permit any Restricted Subsidiary to, enter into any arrangement with any bank, insurance company or other lender or investor (not including the Company or any Restricted Subsidiary) or to which any such lender or investor is a party, providing for the leasing by the Company or a Restricted Subsidiary for a period, including renewals, in excess of three years of any Principal Property which has been or is to be sold or transferred by the Company or any Restricted Subsidiary to such lender or investor or to any person to whom funds have been or are to be advanced by such lender or investor on the security of such Principal Property (herein referred to as a `Sale and Leaseback Transaction') unless either:

          (i) The Company or such Restricted Subsidiary would, at the time of entering into such arrangement, be entitled, without equally and ratably securing the Securities of each series then Outstanding, to incur Debt secured by a Lien on such property, pursuant to paragraphs (i) to (x), inclusive, of paragraph (a) of Section 5.07; or

          (ii) the Company within 120 days after the sale or transfer shall have been made by the Company or by a Restricted Subsidiary, applies an amount equal to the greater of (i) the net proceeds of the sale of the Principal Property sold and leased back pursuant to such arrangement or
     (ii) the fair market value of the Principal Property so sold and leased back at the time of entering into such arrangement (as determined by any two of the following: the Chairman or a Vice Chairman of the Board of the Company, its President, its Chief Financial Officer, its Vice President of Finance, its Treasurer or its Controller) to the retirement of Funded Debt of the Company; provided, that the amount to be applied to the retirement of Funded Debt of the Company shall be reduced by (A) the principal amount of any Securities delivered within 120 days after such sale to the Trustee under the 1994 Indenture for retirement and cancellation, and (B) the principal amount of Funded Debt, other than Securities, voluntarily retired by the Company within 120 days after such sale. Notwithstanding the foregoing, no retirement referred to in this paragraph (a)(ii) may be effected by payment at maturity or pursuant to any mandatory sinking fund payment or mandatory prepayment provision.

          (b) Notwithstanding the restrictions contained in paragraph (a) of this Section, the Company and its Restricted Subsidiaries, or any of them, may enter into a Sale and Leaseback Transaction, provided, that at the time of such transaction, after giving effect thereto, the aggregate amount of all Attributable Debt in respect of Sale and Leaseback Transactions existing at such time which could not have been entered into except for the provisions of this paragraph (b) does not at such time exceed 10% of Consolidated Net Tangible Assets of the Company.

          (c) A Sale and Leaseback Transaction shall not be deemed to result in the creation of a Lien.

          SECTION 5.09.  Consolidation, Merger, Conveyance, Transfer or Lease.
(a) The Company shall not consolidate with or merge into any other Person or convey, transfer or lease its properties and assets substantially as an entirety to any Person unless:

          (i) the Person formed by such consolidation or into which the Company is merged (if the Company is not the surviving corporation) or the Person which acquires by conveyance or transfer, or which leases, the properties and assets of the Company substantially as an entirety shall be a corporation, partnership or trust, shall be organized and validly existing under the laws of the United States, any State thereof or the District of Columbia and shall expressly assume, by an instrument of assumption, executed and delivered to the Administrative Agent, in form and substance satisfactory to the Administrative Agent, the due and punctual payment of the principal of and interest on the Loans and Reimbursement Obligations and the performance or observance of every covenant of this Agreement on the part of the Company to be performed or observed;

          (ii) immediately after giving effect to such transaction, no Default shall have occurred and be continuing; and

          (iii) the Company shall have delivered to the Administrative Agent a certificate executed by the Chairman of the Board, the President or a Vice President of the Company and by the Treasurer or the Secretary of the Company and a written opinion of counsel (who may be counsel for the Company), each stating that such consolidation, merger, conveyance, transfer or lease and, if an instrument of assumption is required in connection with such transaction, such an instrument of assumption, comply with this Section and that all conditions precedent herein provided for relating to such transaction have been complied with.

          (b) Upon any consolidation of the Company with, or merger by the Company into, any other Person or any conveyance, transfer or lease of the properties and assets of the Company substantially as an entirety in accordance with this Section, the successor Person formed by such consolidation or into which the Company is merged or to which such conveyance, transfer or lease is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under this Agreement with the same effect as if such successor Person had been named as the Company herein, and thereafter, except in the case of a lease, the predecessor Person shall be relieved of all obligations and covenants under this Agreement.

          SECTION 5.10. Use of Proceeds. The proceeds of the Loans made under this Agreement will be used by the Borrowers for general corporate purposes (in compliance with all applicable legal and regulatory requirements) including, without limitation, acquisitions and in connection with the Antitrust Action and the Patent Action or in connection with other litigation as agreed to by each Bank to the extent contemplated hereby. None of such proceeds will be used, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of buying or carrying any Margin Stock.


                                   ARTICLE VI

                                    DEFAULTS

          SECTION 6.01. Events of Default. If one or more of the following events (`Events of Default') shall have occurred and be continuing:

          (a) any Borrower shall fail to pay any principal of any Loan or any Reimbursement Obligation when due, or shall fail to pay within three Domestic Business Days after the due date thereof any interest on any Loan or Reimbursement Obligation or any fees or any other amount payable hereunder;

          (b) any Borrower shall fail to observe or perform any covenant contained in Sections 5.06 to 5.10, inclusive;

          (c) any Borrower shall fail to observe or perform any covenant or agreement contained in this Agreement (other than those covered by clause
     (a) or (b) above) for 30 days after written notice thereof has been given to the Company by the Administrative Agent at the request of any Bank;

          (d) any representation, warranty, certification or statement made by any Borrower in this Agreement or in any certificate, financial statement or other document delivered pursuant to this Agreement shall prove to have been incorrect in any material respect when made (or deemed made);

          (e) the Company or any Subsidiary shall fail to make any payment in respect of any Material Debt when due or within any applicable grace period;

          (f) any event or condition shall occur which results in the acceleration of the maturity of any Material Debt; or any event or condition shall occur which enables the holder of such Debt or any Person acting on such holder's behalf to accelerate the maturity thereof which event or condition shall have remained uncured for a period of 10 days or more;

          (g) the Company or any of its Subsidiaries (other than any Abandoned Subsidiary) shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing;

          (h) an involuntary case or other proceeding shall be commenced against the Company or any of its Subsidiaries (other than any Abandoned Subsidiary) seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against the Company or any of its Subsidiaries (other than any Abandoned Subsidiary) under the federal bankruptcy laws as now or hereafter in effect;

          (i) any member of the ERISA Group shall fail to pay when due an amount or amounts aggregating in excess of $50,000,000 which it shall have become liable to pay under Title IV of ERISA in connection with a Plan or a Multiemployer Plan; or notice of intent to terminate a Material Plan under a distress termination within the meaning of Section 4041(c) of ERISA shall be filed under Title IV of ERISA by any member of the ERISA Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or to cause a trustee to be appointed to administer any Material Plan; or a condition specified in Section 4042(a) of ERISA shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated; or there shall occur a complete or partial withdrawal from, or a default, within the meaning of Section 4219(c)(5) of ERISA, with respect to, one or more Multiemployer Plans which could cause one or more members of the ERISA Group to incur a current payment obligation in excess of $50,000,000;

          (j) a judgment or order for the payment of money in an amount exceeding the greater of (x) $100,000,000 and (y) 10% of the sum of Consolidated Net Worth less goodwill determined as of the end of the then most recently ended fiscal quarter of the Company shall be rendered against the Company or any of its Subsidiaries and such judgment or order shall continue unsatisfied and unstayed for a period of 30 days; or

          (k) any person or group of persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934, as amended) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under said Act) of 20% or more of the outstanding shares of common stock of the Company; or, during any period of twelve consecutive calendar months, individuals (i) who were directors of the Company on the first day of such period or (ii) whose nomination for election to the board of directors of the Company was recommended or approved by a vote of at least a majority of the directors then still in office who were directors of the Company on the first day of such period, shall cease to constitute a majority of the board of directors of the Company;

then, and in every such event, the Administrative Agent shall (i) if requested by Banks having more than 50% in aggregate amount of the Commitments, by notice to the Company terminate the Commitments and they shall thereupon terminate, and
(ii) if requested by Banks holding more than 50% in aggregate outstanding principal amount of the Loans, by notice to the Company declare the Loans (together with accrued interest thereon) to be, and the Loans (together with accrued interest thereon) shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company; provided that in the case of any of the Events of Default specified in clause (g) or (h) above with respect to any Borrower, without any notice to such Borrower or any other act by the Administrative Agent or the Banks, the Commitments shall thereupon terminate and the Loans (together with accrued interest thereon) shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company.

          SECTION 6.02. Cash Cover. If any Event of Default shall have occurred and be continuing, the Company shall, if requested by the Administrative Agent upon instruction of Banks having more than 50% in aggregate amount of the Letter of Credit Exposures, pay to the Administrative Agent an amount in immediately available funds equal to the then aggregate amount available for drawings under all Letters of Credit at the time outstanding; provided that, upon the occurrence of any Event of Default specified in clauses
(g) and (h) of Section 6.01 with respect to the Company, the Company shall be obligated forthwith to pay such amount without any notice or demand or any other act by the Administrative Agent or the Banks.

          The Administrative Agent shall hold all such amounts paid to it pursuant to the first paragraph of this Section in a collateral account maintained with the Administrative Agent (the `Collateral Account'), which account (and all investments held therein) shall be held in name of and subject to the dominion and control of the Administrative Agent on behalf of the Banks, as cash collateral for the Reimbursement Obligations of the Company in the event of any drawing under any Letter of Credit. Upon any drawing under any Letter of Credit, the Administrative Agent shall apply amounts held in the Collateral Account to pay the related Reimbursement Obligations.

          The Company hereby grants to the Administrative Agent, for the benefit of the Banks, a security interest in and right of set-off against any and all of the funds and investments held in the Collateral Account from time to time and any instrument evidencing the foregoing, and the proceeds thereof and the right to receive interest, dividends and other income therefrom, to secure the Reimbursement Obligations. The Administrative Agent, on behalf of the Banks, shall have the rights, powers and remedies of a secured party under the New York Uniform Commercial Code with respect to the funds and investments held in the Collateral Account from time to time. The Administrative Agent shall exercise such rights, powers and remedies as and when requested by Banks having more than 50% in aggregate amount of the Letter of Credit Exposures from time to time; provided that the Administrative Agent shall not be obligated to take any action which it believes to be contrary to law or inconsistent with the equal and ratable nature of the security interest provided in this paragraph. The Administrative Agent's duties under this paragraph (as well as under all other provisions of this Agreement) are subject to the provisions of Article VII. The Company shall take such actions from time to time as the Administrative Agent (at the request of any Bank) may reasonably request to perfect and preserve the security interests provided for in this paragraph.

          The Administrative Agent shall invest funds held in the Collateral Account from time to time only in direct obligations of the United States or any agency thereof, or obligations guaranteed by the United States or any agency thereof (in each case maturing within 90 days from the date of acquisition thereof by the Administrative Agent) designated by the Company; provided that the Administrative Agent is authorized to sell investments held in the Collateral Account when and as required to make payments out of the Collateral Account as herein provided.

          If and when no Bank has any remaining Letter of Credit Exposure, the Administrative Agent shall release all funds and investments held in the Collateral Account to or upon the order of the Company (or as a court of competent jurisdiction may otherwise direct).

          SECTION 6.03. Notice of Default. The Administrative Agent shall give notice to the Company under Section 6.01(c) promptly upon being requested to do so by any Bank and shall thereupon notify all the Banks thereof.


                                   ARTICLE VII

                            THE ADMINISTRATIVE AGENT

          SECTION 7.01. Appointment and Authorization. Each Bank irrevocably appoints and authorizes the Administrative Agent to take such action on its behalf and to exercise such powers under this Agreement and the Letters of Credit as are delegated to the Administrative Agent by the terms hereof or thereof, together with all such powers as are reasonably incidental thereto.

          SECTION 7.02. Administrative Agent and Affiliates. The Administrative Agent shall have the same rights and powers under this Agreement as any other Bank and may exercise or refrain from exercising the same as though it were not the Administrative Agent, and the Administrative Agent and its affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Company or any of its Subsidiaries or affiliates of the Company as if it were not the Administrative Agent hereunder.

          SECTION 7.03. Action by the Administrative Agent. The obligations of the Administrative Agent hereunder are only those expressly set forth herein. Without limiting the generality of the foregoing, the Administrative Agent shall not be required to take any action with respect to any Default except as expressly provided in Article VI.

          SECTION 7.04. Consultation with Experts. The Administrative Agent may consult with legal counsel (who may be counsel for the Company), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

          SECTION 7.05. Liability of the Administrative Agent. Neither the Administrative Agent nor any of its affiliates or its respective directors, officers, agents or employees shall be liable for any action taken or not taken by such Person in connection herewith (i) with the consent or at the request of the Required Banks or (ii) in the absence of its own gross negligence or willful misconduct. Neither the Administrative Agent nor any of its affiliates, directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify (i) any statement, warranty or representation made in connection with this Agreement, the issuance of any Letter of Credit or the making of any Loan; (ii) the performance or observance of any of the covenants or agreements of the Company; (iii) the satisfaction of any condition specified in Article III, except, in the case of the Administrative Agent, receipt of items required to be delivered to it; or (iv) the validity, effectiveness or genuineness of this Agreement or any other instrument or writing furnished in connection herewith. The Administrative Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, statement, or other writing (which may be a bank wire, telex or similar writing) believed by it to be genuine or to be signed by the proper party or parties.

          SECTION 7.06. Indemnification. Each Bank shall, ratably in accordance with its Commitment, indemnify the Administrative Agent, its affiliates and its directors, officers, agents and employees (to the extent not reimbursed by the Company) against any cost, expense (including reasonable counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from such indemnitee's gross negligence or willful misconduct) that such indemnitee may suffer or incur in connection with this Agreement or any action taken or omitted by such indemnitee hereunder.

          SECTION 7.07. Credit Decision. Each Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Bank, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under this Agreement.

          SECTION 7.08. Successor Administrative Agent. The Administrative Agent may resign at any time by giving written notice thereof to the Banks and the Company. Upon any such resignation, the Required Banks shall have the right, with the consent of the Company, to appoint a successor to the Administrative Agent; provided that the Company's consent to any such appointment shall not unreasonably be withheld, but may in any event be withheld if both (i) such proposed successor Administrative Agent fails to deliver evidence reasonably satisfactory to the Company that such proposed successor Administrative Agent is not a Foreign Person and (ii) the Company in good faith concludes that the appointment of such proposed successor Administrative Agent could result in a violation of any law, rule, guideline or regulation, or a violation of, revocation of, failure to renew or modification of any, order, facility security clearance or permit. If no successor Administrative Agent shall have been so appointed by the Required Banks, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent gives notice of resignation, then the retiring Administrative Agent may, on behalf of the Banks, appoint a successor Administrative Agent, which shall (i) be a commercial bank organized or licensed under the laws of the United States or of any State thereof, (ii) not be a Foreign Person and (iii) have a combined capital and surplus of at least $50,000,000. Upon the acceptance of its appointment the Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. After any retiring Administrative Agent's resignation hereunder as the Administrative Agent hereunder, the provisions of this Article shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent hereunder.

          SECTION 7.09. Administrative Agent's Fees. The Company shall pay to the Administrative Agent for its own account fees in the amounts and at the times previously agreed upon between the Company and the Administrative Agent.

          SECTION 7.10. Other Agents, Etc. Neither Morgan Guaranty Trust Company of New York, as Documentation Agent, Citibank, N.A., as Syndication Agent, nor any Co-Arranger listed on the cover page of this Agreement shall have any rights or obligations under this Agreement or in connection with the transactions contemplated hereby in their capacities as Documentation Agent, Syndication Agent or Co-Arranger, respectively.



                          ARTICLE VIII

                    CHANGE IN CIRCUMSTANCES

          SECTION 8.01. Basis for Determining Interest Rate Inadequate or Unfair. If on or prior to the first day of any Interest Period for any Euro-Currency Loan or Competitive LIBOR Loan:

          (a) the Administrative Agent determines that deposits are not being provided in the relevant amounts or Currencies or maturities, or

          (b) in the case of Euro-Currency Loans, Banks having 50% or more of the aggregate principal amount of the affected Loans advise the Administrative Agent that the applicable Adjusted London Interbank Offered Rate, as the case may be, as determined by the Administrative Agent will not adequately and fairly reflect the cost to such Banks of funding their Euro-Currency Loans, for such Interest Period in such Currency, the Administrative Agent shall forthwith give notice thereof to the Company and the Banks, whereupon until the Administrative Agent notifies the Company that the circumstances giving rise to such suspension no longer exist, the obligations of the Banks to make Euro-Currency Loans or Competitive LIBOR Loans in such Currency shall be suspended.

          SECTION 8.02. Illegality. Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for any Bank or its Applicable Lending Office to honor its obligation to make or maintain Euro-Currency Loans denominated in any Currency or Competitive LIBOR Loans denominated in any Currency or Competitive Absolute Rate Loans in any Foreign Currency hereunder (and, in the sole opinion of such Bank, the designation of a different Applicable Lending Office would either not avoid such unlawfulness or would be disadvantageous to such Bank), then such Bank shall promptly notify the Company thereof (with a copy to the Administrative Agent) and such Bank's obligation to make Euro-Currency Loans denominated in such Currency shall be suspended until such time as such Bank may again make and maintain Euro-Currency Loans denominated in such Currency, as the case may be (in which case the provisions of Section 8.05 hereof shall be applicable in respect of Euro-Currency Loans denominated in Dollars), and such Bank shall no longer be obligated to make any Competitive LIBOR Loan denominated in such Currency or Competitive Absolute Rate Loans in such Foreign Currency.

          SECTION 8.03.  Increased Cost and Reduced Return. (a) If on or after
(x) the date hereof, in the case of any Committed Loan or any obligation to make a Committed Loan or (y) the date of the related Competitive Bid Request, in the case of any Competitive Bid Loan, the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Applicable Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall impose, modify or deem applicable any reserve (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System, but excluding, with respect to any Euro-Currency Loan or Competitive LIBOR Loan any such requirement included in an applicable Reserve Percentage), special deposit, insurance assessment or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Bank (or its Applicable Lending Office) or shall impose on any Bank (or its Applicable Lending Office) or on the United States market for certificates of deposit or the London interbank market any other condition affecting its Fixed Rate Loans, its Note (if applicable), its portion of the Letters of Credit, its obligation to issue Letters of Credit or its obligation to make Fixed Rate Loans (collectively, its `Covered Credits') and the result of any of the foregoing is to increase the cost to such Bank (or its Applicable Lending Office) (excluding any Taxes, Other Taxes and Excluded Taxes (as each such term is defined in Section 8.04)) of making or maintaining any Covered Credit, or to reduce the amount of any sum received or receivable by such Bank (or its Applicable Lending Office) under this Agreement or under its Note (if applicable) with respect thereto, by an amount deemed by such Bank to be material, then, within 15 days after demand by such Bank (with a copy to the Administrative Agent) accompanied by a certificate setting forth in reasonable detail its calculation of such increased cost or reduction, the Company shall pay to such Bank such additional amount or amounts as will compensate such Bank for such increased cost or reduction.

          (b) If any Bank shall have determined that, after the date hereof, the adoption of any applicable law, rule, guideline or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency (collectively, a `Change in Law'), has or would have the effect of reducing the rate of return on capital of such Bank (or its Parent) as a consequence of such Bank's obligations hereunder to a level below that which such Bank (or its Parent) could have achieved but for such adoption, change, request or directive (taking into consideration its policies with respect to capital adequacy) by an amount deemed by such Bank to be material, then from time to time, within 15 days after demand by such Bank (with a copy to the Administrative Agent) accompanied by a certificate setting forth in reasonable detail its calculation of such reduction, the Company shall pay to such Bank such additional amount or amounts as will compensate such Bank (or its Parent) for such reduction; provided that to the extent that (i) a Bank shall increase its level of capital above the level maintained by such Bank on the date of this Agreement and there has not been a Change in Law or (ii) there has been a Change in Law and a Bank shall increase its level of capital by an amount greater than the increase attributable (taking into consideration the same variables taken into consideration in determining the level of capital maintained by such Bank on the date of this Agreement) to such Change in Law, the Company shall not be required to pay any amount or amounts under this Agreement with respect to any such increase in capital. Thus, for example, a Bank which is `adequately capitalized' (as such term or any similar term is used by any applicable bank regulatory agency having authority with respect to such Bank) may not require the Company to make payments in respect of increases in such Bank's level of capital made under the circumstances described in clause (i) or (ii) above which improve its capital position from `adequately capitalized' to `well capitalized' (as such term or any similar term is used by any applicable bank regulatory agency having authority with respect to such Bank).

          (c) Each Bank will promptly notify the Company and the Administrative Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Bank to compensation pursuant to this Section and will designate a different Applicable Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Bank, be otherwise disadvantageous to such Bank. A certificate of any Bank claiming compensation under this Section and setting forth in reasonable detail its calculation of the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, such Bank may use any reasonable averaging and attribution methods. Notwithstanding the foregoing subsections (a) and (b) of this Section, the Company shall only be obligated to compensate any Bank for any amount arising or accruing during (i) any time or period commencing not more than (x) in the case of subsection (a), six months and (y) in the case of subsection (b), three months, prior to the date on which such Bank notifies the Administrative Agent and the Company that it proposes to demand such compensation and identifies to the Administrative Agent and the Company the statute, regulation or other basis upon which the claimed compensation is or will be based and (ii) any time or period during which, because of the retroactive application of such statute, regulation or other basis, such Bank did not know that such amount would arise or accrue.

          SECTION 8.04. Taxes. (a) Any and all payments by any Borrower to or for the account of any Bank or the Administrative Agent hereunder or under any Note shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Bank and the Administrative Agent, taxes imposed on its income, branch profits taxes and franchise or similar taxes imposed on it, by the jurisdiction (or any political subdivision thereof) under the laws of which such Bank or the Administrative Agent (as the case may be) is organized or has its principal office and, in the case of each Bank, taxes imposed on its income, branch profit taxes and franchise or similar taxes imposed on it, by the jurisdiction of such Bank's Applicable Lending Office or any political subdivision thereof (all such non-excluded taxes, duties, levies, imposts, deductions, charges, withholdings and liabilities being herein referred to as `Taxes' and all such excluded taxes being herein referred to as `Excluded Taxes'). If any Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note to any Bank or the Administrative Agent, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 8.04) such Bank or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower shall make such deductions, (iii) such Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law and (iv) such Borrower shall furnish to the Administrative Agent, at its address referred to in Section 9.01, the original or a certified copy of a receipt evidencing payment thereof. Upon the reasonable request of the Company, each Bank agrees to promptly and diligently pursue at the expense of the Company any available refund of any such Taxes and Other Taxes (as defined in subsection (b) below) and to promptly remit immediately available funds to the relevant Borrower in an amount equal to any such refund (including any interest thereon received by such Bank from the applicable taxing authority).

          (b) In addition, the Company agrees to pay any present or future stamp or documentary taxes and any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under any Note or from the execution or delivery of, or otherwise with respect to, this Agreement, any Note or any Letter of Credit (hereinafter referred to as `Other Taxes').

          (c) The Company agrees to indemnify each Bank and the Administrative Agent for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 8.04) paid by such Bank or the Administrative Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be made within 30 days from the date such Bank or the Administrative Agent (as the case may be) makes demand therefor.

          (d) Each Bank organized under the laws of a jurisdiction outside the United States, on or prior to the date of its execution and delivery of this Agreement in the case of each Bank listed on the signature pages hereof and on or prior to the date on which it becomes a Bank in the case of each other Bank, and from time to time thereafter if requested in writing by the Company (but only so long as such Bank remains lawfully able to do so), shall provide the Company with two duly completed copies of Internal Revenue Service form 1001 or 4224, as appropriate, or any successor form prescribed by the Internal Revenue Service, certifying that such Bank is entitled to benefits under an income tax treaty to which the United States is a party which reduces the rate of withholding tax on payments of interest or certifying that the income receivable pursuant to this Agreement from the Company or any other Borrower that is not a Foreign Borrower is effectively connected with the conduct of a trade or business in the United States. If the form provided by a Bank at the time such Bank first becomes a party to this Agreement indicates a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from `Taxes' as defined in Section 8.04(a). Each such Bank that so delivers a form 1001 or 4224 (or applicable successor forms) agrees to deliver to the Company updated or modified forms, or other manner of certification acceptable to the Company, at any time that any such form is required to be resubmitted or modified, as a result of any action taken by such Bank, as a condition to obtaining an exemption from withholding tax.

          (e) For any period with respect to which a Bank has failed to provide the Company with the appropriate form pursuant to Section 8.04(d) (unless such failure is due to a change in treaty, law or regulation occurring subsequent to the date on which a form originally was required to be provided), such Bank shall not be entitled to indemnification under Section 8.04(a) with respect to Taxes. Should a Bank, which is otherwise exempt from or subject to a reduced rate of withholding tax, become subject to Taxes because of its failure to deliver a form required hereunder, the Company shall take such steps as such Bank shall reasonably request to assist such Bank to recover such Taxes.

          (f) If any Borrower is required to pay additional amounts to or for the account of any Bank pursuant to this Section 8.04, then such Bank will change the jurisdiction of its Applicable Lending Office so as to eliminate or reduce any such additional payment which may thereafter accrue if such change, in the judgment of such Bank, is not otherwise disadvantageous to such Bank.

          SECTION 8.05. Base Rate Loans Substituted for Affected Euro-Currency Loans. If (i) the obligation of any Bank to make or maintain Euro-Currency Loans has been suspended pursuant to Section 8.02 or (ii) any Bank has demanded compensation under Section 8.03 or 8.04 with respect to its Euro-Currency Loans and the Company shall, by at least five Business Days' prior notice to such Bank through the Administrative Agent, have elected that the provisions of this Section shall apply to such Bank, then, unless and until such Bank notifies the Company that the circumstances giving rise to such suspension or demand for compensation no longer exist:

          (a) all Loans which would otherwise be made by such Bank as Euro-Currency Loans denominated in Dollars shall instead be made as Base Rate Loans (on which interest and principal shall be payable contemporaneously with the related Euro-Currency Loans denominated in Dollars of the other Banks), and

          (b) all payments of principal which would otherwise be applied to repay such Euro-Currency Loans that otherwise would have been made by such Bank shall be applied to repay its related Base Rate Loans instead.

          SECTION 8.06. Substitution of Bank. If (i) the obligation of any Bank to make Euro-Currency Loans has been suspended pursuant to Section 8.02 or
(ii) any Bank has demanded compensation under Section 8.03 or 8.04, the Company shall have the right, with the assistance of the Administrative Agent, to seek a substitute bank or banks reasonably satisfactory to the Administrative Agent and the Company (which may be one or more of the Banks) to purchase the Note (if applicable) and unpaid Reimbursement Obligations of such Bank and assume its contingent obligations with respect to undrawn amounts under outstanding Letters of Credit, if such substitution is not prohibited by the terms of any Letter of Credit, and assume the Commitment of such Bank, and such Bank and such substitute bank or banks (and, if required by Section 10.06(c), the Company and the Administrative Agent) shall execute and deliver an appropriately completed Assignment and Acceptance Agreement pursuant to Section 10.06(c) to effect the assignment of rights to and assumption of obligations by such substitute bank or banks.

                           ARTICLE IX

                           GUARANTEE

          SECTION 9.01. The Guarantee. The Company hereby guarantees to each Bank and the Administrative Agent and their respective successors and assigns the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of the principal of and interest (including, without limitation, post-petition interest) on the Loans made by each Bank to each Borrower other than the Company (the `Guaranteed Borrowers') and all other amounts from time to time owing to each Bank or the Administrative Agent by each Guaranteed Borrower under this Agreement, in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the `Guaranteed Obligations'). The Company hereby further agrees that if any Guaranteed Borrower shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Company will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

          SECTION 9.02. Obligations Unconditional. The obligations of the Company under Section 9.01 hereof are absolute and unconditional irrespective of the value, genuineness, validity, regularity or enforceability of the obligations of any Guaranteed Borrower under this Agreement or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 9.02 that the obligations of the Company hereunder shall be absolute and unconditional under any and all circumstances. Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Company hereunder which shall remain absolute and unconditional as described above:

          (i) at any time or from time to time, without notice to the Company, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

          (ii) any of the acts mentioned in any of the provisions of this Agreement or any other agreement or instrument referred to herein or therein shall be done or omitted;

          (iii) the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be modified, supplemented or amended in any respect, or any right under this Agreement or any other agreement or instrument referred to herein or therein shall be waived or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with; or

          (iv) any lien or security interest granted to, or in favor of, the Administrative Agent or any Bank or Banks as security for any of the Guaranteed Obligations shall fail to be perfected.

The Company hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Administrative Agent or any Bank exhaust any right, power or remedy or proceed against any Guaranteed Borrower under this Agreement or any other agreement or instrument referred to herein or therein, or against any other Person under any other guarantee of, or security for, any of the Guaranteed Obligations.

          SECTION 9.03. Reinstatement. The obligations of the Company under this Article IX shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Guaranteed Borrower in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise and the Company agrees that it will indemnify the Administrative Agent and each Bank on demand for all reasonable costs and expenses (including, without limitation, fees of counsel) incurred by the Administrative Agent or such Bank in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

          SECTION 9.04. Subrogation. The Company hereby agrees that until the payment and satisfaction in full of all Guaranteed Obligations of any Guaranteed Borrower and the expiration and termination of the Commitments of the Banks under this Agreement to such Guaranteed Borrower it shall not exercise any right or remedy arising by reason of any performance by it of its guarantee in
Section 9.01 hereof, whether by subrogation or otherwise, against such Guaranteed Borrower or any other guarantor of any of the Guaranteed Obligations of such Guaranteed Borrower or any security for any of the Guaranteed Obligations of such Guaranteed Borrower.

          SECTION 9.05. Remedies. The Company agrees that, as between the Company and the Banks, the obligations of the Guaranteed Borrowers under this Agreement may be declared to be forthwith due and payable as provided in Article VI hereof (and shall be deemed to have become automatically due and payable in the circumstances provided in said Article VI) for purposes of Section 9.01 hereof notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against any Guaranteed Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by such Guaranteed Borrower) shall forthwith become due and payable by the Company for purposes of said
Section 9.01.

          SECTION 9.06. Continuing Guarantee. The guarantee in this Article IX is a continuing guarantee, and shall apply to all Guaranteed Obligations whenever arising.

                           ARTICLE X

                         MISCELLANEOUS

          SECTION 10.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including bank wire, telex, facsimile transmission or similar writing) and shall be given to such party: (x) in the case of the Company or the Administrative Agent, at its address, facsimile number or telex number set forth on the signature pages hereof, (y) in the case of any Bank, at its address, facsimile number or telex number set forth in its Administrative Questionnaire or (z) in the case of any party, such other address, facsimile number or telex number as such party may hereafter specify for the purpose by notice to the Administrative Agent and the Company. Each such notice, request or other communication shall be effective
(i) if given by telex, when such telex is transmitted to the telex number specified in this Section and the appropriate answerback is received, (ii) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid, (iii) if given by facsimile transmission, when such transmission is confirmed by telephone or (iv) if given by any other means, when delivered at the address specified in this Section; provided that notices to the Administrative Agent under Article II or Article VIII shall not be effective until received.

          SECTION 10.02. No Waivers. No failure or delay by the Administrative Agent or any Bank in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

          SECTION 10.03.  Expenses; Indemnification. (a) The Company shall pay
(i) all reasonable out-of-pocket expenses of the Administrative Agent (including, without limitation, the reasonable fees and expenses of Milbank, Tweed, Hadley & McCloy, special New York counsel to Chase) in connection with the preparation of this Agreement, any waiver or consent hereunder or any amendment hereof or any Default or alleged Default hereunder, (ii) all reasonable out-of-pocket expenses of the Administrative Agent in connection with the preparation of any Letter of Credit, any waiver or consent thereunder or any amendment thereof and (iii) if an Event of Default occurs, all out-of-pocket expenses incurred by the Administrative Agent and each Bank, including fees and disbursements of counsel (including allocated costs of staff counsel), in connection with such Event of Default and collection, bankruptcy, insolvency and other enforcement proceedings resulting therefrom; provided that the foregoing clauses (i), (ii) and (iii) shall exclude Taxes, Other Taxes and Excluded Taxes (as each such term is defined in Section 8.04).

          (b) The Company agrees to indemnify the Administrative Agent and each Bank, their respective affiliates and the respective directors, officers, agents and employees of the foregoing (each an `Indemnitee') and hold each Indemnitee harmless from and against any and all liabilities, losses, damages, costs and expenses of any kind, including, without limitation, the reasonable fees and disbursements of counsel, but excluding Taxes, Other Taxes and Excluded Taxes, which may be incurred by such Indemnitee in connection with any investigative, administrative or judicial proceeding (whether or not such Indemnitee shall be designated a party thereto) brought or threatened relating to or arising out of this Agreement, any Letter of Credit, or any actual or proposed use of proceeds of Loans hereunder or any actual or proposed use of any Letter of Credit; provided that (i) no Indemnitee shall have the right to be indemnified hereunder for any liabilities, losses, damages, costs or expenses arising out of or resulting from such Indemnitee's own gross negligence or willful misconduct and
(ii) the Company shall not be liable for the cost of any settlement effected without its consent, which consent shall not be unreasonably withheld. Each of the Banks agrees to use reasonable efforts to notify the Company prior to retaining any counsel or consultants, and to review with the Company the need for, the circumstances of and compensation arrangements relating to any such retention, with a view to controlling the cost to the Company thereof; provided that the failure of any Bank to do so shall not affect the obligations of the Company under this Section 10.03.

          SECTION 10.04. Sharing of Set-Offs. Each Bank agrees that if it shall, by exercising any right of set-off or counterclaim or otherwise, receive payment of a proportion of the aggregate amount of principal and interest on any Loans or Reimbursement Obligations then due and payable (collectively, the `Relevant Debt') which is greater than the proportion received by any other Bank in respect of the aggregate amount of the Relevant Debt, the Bank receiving such proportionately greater payment shall purchase such participations in the Relevant Debt then due and payable to the other Banks, and such other adjustments shall be made, as may be required so that all such payments of principal and interest with respect to the Relevant Debt shall be shared by the Banks pro rata; provided that nothing in this Section shall impair the right of any Bank to exercise any right of set-off or counterclaim it may have and to apply the amount subject to such exercise to the payment of indebtedness of the Company or any other Borrower other than the Relevant Debt. The Company and each other Borrower agrees, to the fullest extent it may effectively do so under applicable law, that any holder of a participation in a Loan or a Reimbursement Obligation, whether or not acquired pursuant to the foregoing arrangements, may exercise rights of set-off or counterclaim and other rights with respect to such participation as fully as if such holder of a participation were a direct creditor of the Company and such other Borrower in the amount of such participation.

          SECTION 10.05. Amendments and Waivers. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Company and the Required Banks (and, if the rights or duties of the Administrative Agent are affected thereby, by the Administrative Agent); provided that no such amendment or waiver shall, unless signed by all the Banks, (i) increase or decrease the Commitment of any Bank (except for a ratable decrease in the Commitments of all Banks) or subject any Bank to any additional obligation, (ii) reduce the principal of or rate of interest on any Loan or any Reimbursement Obligation or any fees hereunder,
(iii) postpone the date fixed for any scheduled payment of principal of or interest on any Loan or any Reimbursement Obligation or any fees hereunder or for any reduction or termination of any Commitment, (iv) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans, or the number of Banks, which shall be required for the Banks or any of them to take any action under this Section or any other provision of this Agreement, (v) amend any provision of Section 5.10 or this Section 10.05 or (vi) release the Company from any of its obligations under, or amend any provision of, Article IX.

          SECTION 10.06. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Company may not assign or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of all Banks, except pursuant to and in accordance with the terms of Section 5.09(b), and no Bank may assign or otherwise transfer any of its rights or obligations under this Agreement except in compliance with this Section 10.06.

          (b) Any Bank may at any time grant to one or more banks or other institutions (each a `Participant') participating interests in its Commitment or all or any part of its Loans and its rights and obligations in respect of the Letters of Credit. If any Bank grants such a participating interest to a Participant, whether or not upon notice to the Company and the Administrative Agent, such Bank shall remain responsible for the performance of its obligations hereunder, and the Company and the Administrative Agent shall continue to deal solely and directly with such Bank in connection with such Bank's rights and obligations under this Agreement. Any agreement pursuant to which any Bank may grant such a participating interest shall provide that such Bank shall retain the sole right and responsibility to enforce the obligations of the Company hereunder including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement; provided that such participation agreement may provide that such Bank will not agree to any modification, amendment or waiver of this Agreement described in clause (i),
(ii) or (iii) of Section 10.05, without the consent of the Participant. Subject to Section 10.06(e), the Company agrees that each Participant shall, to the extent provided in its participation agreement, be entitled to the benefits of
Article VIII with respect to its participating interest; provided that the Bank granting such participating interest and such Participant comply with all duties and obligations under Article VIII (as if, in the case of a Participant, it were a Bank). An assignment or other transfer which is not permitted by subsection
(c) or (d) below shall be given effect for purposes of this Agreement only to the extent of a participating interest granted in accordance with this subsection (b).

          (c) Any Bank may at any time assign to one or more banks or other institutions (each an `Assignee') all, or a proportionate part (such portion to be in an amount equal to or greater than $10,000,000 or such lesser amount as the Company and the Administrative Agent may approve) of all, of its rights and obligations under this Agreement and the Letters of Credit; provided that each such assignment by any Bank of all or any portion of its Commitment shall be made in such a manner so that the same proportion of its Commitment, Loans (other than Competitive Loans) and Letter of Credit Exposure is assigned to the respective assignee; provided that after giving effect to each such assignment, unless the Company otherwise agrees, such assigning Bank shall have retained a portion in an amount equal to or greater than (i) in the case of any Bank that is not the Administrative Agent on the Effective Date, $10,000,000, and (ii) in the case of the Administrative Agent on the Effective Date, the lesser of (x) $30,000,000 and (y) 25% of such Bank's Commitment outstanding on the Effective Date (each such amount, a `Minimum Hold Amount'); and provided further that if at any time the aggregate amount of the Commitments shall be reduced, each Minimum Hold Amount shall be reduced by the same percentage that the aggregate amount by which the Commitments were reduced bears to the aggregate amount of the Commitments immediately before such reduction. Such Assignee shall assume such rights and obligations, pursuant to an Assignment and Acceptance Agreement in substantially the form of Exhibit H hereto executed by such Assignee and such transferor Bank, with (and subject to) the subscribed consent of the Company (which consent shall not unreasonably be withheld, but which may in any event be withheld if the Company has founded concerns relating to the creditworthiness or reputation of such proposed Assignee or both (i) such proposed Assignee fails to deliver evidence reasonably satisfactory to the Company that such Assignee is not a Foreign Person and (ii) the Company in good faith concludes that such assignment could result in a violation of any law, rule or regulation, or a violation of, revocation of, failure to renew or modification of any order, facility security clearance or permit) and the consent of the Administrative Agent (which consents shall not be unreasonably withheld); provided that if an Assignee is an Affiliate of such transferor Bank and is not a Foreign Person and such assignment would not render such Letter of Credit unacceptable to the District Court or the beneficiary of such Letter of Credit, no such consent shall be required; and provided further that such assignment may, but need not, include rights of the transferor Bank in respect of outstanding Competitive Loans; and provided further that (A) if a Bank has any contingent obligations with respect to any undrawn amounts under any Letters of Credit, such Bank may assign its rights and obligations under this Agreement, the Notes (if applicable) and the Letters of Credit pursuant to this subsection (c) only if the assignment of such contingent obligations under such Letters of Credit is permitted by the terms of such Letters of Credit and (B) a Bank may assign its Commitment only to a Bank having a High Rating, it being understood that compliance with this clause (B) shall not eliminate the requirement of the Company's consent in accordance with this subsection (c).

Upon execution and delivery of such instrument and payment by such Assignee to such transferor Bank of an amount equal to the purchase price agreed between such transferor Bank and such Assignee, such Assignee shall be a Bank party to this Agreement and, subject to Section 10.06(e), shall have all the rights and obligations of a Bank with a Commitment as set forth in such instrument of assumption, and the transferor Bank shall be released from its obligations hereunder to a corresponding extent, and no further consent or action by any party shall be required. Upon the consummation of any assignment pursuant to this subsection (c), the transferor Bank, the Administrative Agent and the Company shall make appropriate arrangements so that, if required, a new promissory note is issued to the Assignee. In connection with any such assignment, the transferor Bank shall pay to the Administrative Agent an administrative fee for processing such assignment in the amount of $3,000. If the Assignee is not incorporated under the laws of the United States or a state thereof, it shall deliver to the Company and the Administrative Agent certification as to exemption from deduction or withholding of any United States federal income taxes in accordance with Section 8.04.

          (d) Any Bank may at any time assign all or any portion of its rights under this Agreement to a Federal Reserve Bank. No such assignment shall release the transferor Bank from its obligations hereunder.

          (e) No Assignee, Participant or other transferee of any Bank's rights (and no Bank on behalf of any Assignee, Participant or other transferee) shall be entitled to receive any greater payment under Article VIII or Section 2.14 (whether individually or in aggregate with any such payments received by such Bank) than such Bank would have been entitled to receive with respect to the rights transferred, unless such transfer is made with the Company's prior written consent or by reason of the provisions of Section 8.02, 8.03 or 8.04 requiring such Bank to designate a different Applicable Lending office under certain circumstances.

          SECTION 10.07. Governing Law; Submission to Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of New York. The Company hereby submits to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York state court sitting in New York County for purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby. The Company irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

          SECTION 10.08. Termination of Bilateral Agreements. The Company and the Banks are party to certain revolving credit agreements (each a `Bilateral Agreement'), each such Bilateral Agreement providing for the applicable Bank to make loans to the Company on the terms and conditions set forth therein. The Company and each such Bank agrees that upon execution and delivery by all parties hereto of this Agreement, the commitment of each such Bank to make loans under its Bilateral Agreement shall automatically terminate and the Company shall forthwith pay to each such Bank all amounts owing to such Bank under its Bilateral Agreement.

          SECTION 10.09. Binding Effect. This Agreement shall become effective on the Effective Date and thereafter shall be binding upon and inure to the benefit of the Company, the Administrative Agent and each Bank and their respective successors and assigns.

          SECTION 10.10. Counterparts; Integration. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement constitutes the entire agreement and understanding among the parties hereto and supersedes any and all prior agreements and understandings, oral or written, relating to the subject matter hereof.

          SECTION 10.10. WAIVER OF JURY TRIAL. EACH OF THE COMPANY, THE ADMINISTRATIVE AGENT AND THE BANKS HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

          SECTION 10.11. Affiliates. (a) The parties hereto hereby acknowledge and agree that any Affiliate of a Bank that makes a Loan to any Foreign Borrower as contemplated by Section 2.03(i) or 2.04(h) hereof shall have made such Loan in reliance upon, and shall be entitled to the benefits of, this Agreement and shall be entitled to enforce its rights hereunder in respect of such Loan as fully as if it were a party hereto.

          (b) At the request of any Bank, any Affiliate of such Bank that makes (or proposes to make) a Loan to any Foreign Borrower as contemplated by Section 2.02(b), 2.03(i) or 2.04(h) hereof may become a signatory hereto by executing and delivering to the Administrative Agent a supplement to this Agreement satisfactory in form and substance to the Administrative Agent if being a signatory hereto will be advantageous to such Affiliate under the laws of such Foreign Borrower's Jurisdiction, provided that (i) no such Affiliate shall have a Commitment hereunder and (ii) no such Affiliate may become a signatory hereto if such Foreign Borrower would incur any additional cost as a result thereof (it being understood and agreed that the ability of an Affiliate to exercise substantive or procedural rights (or the exercise of such rights) against such Foreign Borrower under the laws of such Borrower's Jurisdiction shall not be deemed to be such an additional cost).

          SECTION 10.12. Judgment Currency. This is an international loan transaction in which the specification of Dollars or any Foreign Currency, as the case may be (the `Specified Currency'), and any payment in New York County or the country of the Specified Currency, as the case may be (the `Specified Place'), is of the essence, and the Specified Currency shall be the currency of account in all events relating to Loans denominated in the Specified Currency. The payment obligations of the Borrowers under this Agreement shall not be discharged by an amount paid in another currency or in another place, whether pursuant to a judgment or otherwise, to the extent that the amount so paid on conversion to the Specified Currency and transfer to the Specified Place under normal banking procedures does not yield the amount of the Specified Currency at the Specified Place due hereunder. If for the purpose of obtaining judgment in any court it is necessary to convert a sum due hereunder in the Specified Currency into another currency (the `Second Currency'), the rate of exchange which shall be applied shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the Specified Currency with the Second Currency on the Business Day next preceding that on which such judgment is rendered. The obligation of each Borrower in respect of any such sum due from it to the Administrative Agent or any Bank hereunder shall, notwithstanding the rate of exchange actually applied in rendering such judgment, be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Bank, as the case may be, of any sum adjudged to be due hereunder in the Second Currency to the Administrative Agent or such Bank, as the case may be, the Administrative Agent or such Bank, as the case may be, may in accordance with normal banking procedures purchase and transfer to the Specified Place the Specified Currency with the amount of the Second Currency so adjudged to be due; and each Borrower hereby, as a separate obligation and notwithstanding any such judgment, agrees to indemnify the Administrative Agent or such Bank, as the case may be, against, and to pay the Administrative Agent or such Bank, as the case may be, on demand in the Specified Currency, any difference between the sum originally due to the Administrative Agent or such Bank, as the case may be, in the Specified Currency and the amount of the Specified Currency so purchased and transferred.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                              HONEYWELL INC.


                              By  /s/ Paul Saleh
                                ----------------------------
                                Title:  Vice President and
                                        Treasurer

                              By  /s/ Alex H. Danzberger
                                ----------------------------
                                Title:  Member, Treasury
                                        Management Team

                              Address for Notices:

                                Honeywell Plaza
                                Minneapolis, MN 55408
                                Attention:  Vice President
                                            and Treasurer
                                Facsimile number:  612-951-2096
                                Telephone number:  612-951-2090

                              With a copy to:

                                Honeywell Plaza
                                Minneapolis, MN 55408
                                Attention:  Vice President and
                                            General Counsel
                                Facsimile number:  612-951-3859
                                Telephone number:  612-951-0660


                              THE CHASE MANHATTAN BANK

                              By  /s/ Carol A. Ulmer
                                ------------------------------
                                Title:  Vice President



                              MORGAN GUARANTY TRUST
                              COMPANY OF NEW YORK

                              By  /s/ Patricia Merritt
                                ------------------------------
                                Title:  Vice President



                              CITICORP USA, INC.

                              By  /s/ Robert Spence
                                -----------------------------
                                Title:  Attorney-in-fact


                              THE FUJI BANK, LIMITED

                              By  /s/ Peter L. Chinnici
                                -----------------------------
                                Title:  Joint General Manager


                              NATIONSBANK, N.A.

                              By  /s/ Mary Carol Daly
                                ----------------------------
                                Title:  Vice President


                              ABN AMRO BANK, N.V.

                              By  /s/ Peter L. Eaton
                                ----------------------------
                                Title:  Vice President

                              By  /s/ John P. Richardson
                                ----------------------------
                                Title:  Asst. Vice President


                              BANK OF AMERICA NATIONAL
                              TRUST AND SAVINGS
                              ASSOCIATION

                              By  /s/ Patricia P. DelGrande
                                ----------------------------
                                Title:  Managing Director


                              THE BANK OF NOVA SCOTIA

                              By  /s/ F.C.H. Ashby
                                ----------------------------
                                Title:  Senior Manager Loan
                                        Operations


                              BANKERS TRUST COMPANY

                              By  /s/ Robert R. Telesca
                                --------------------------------
                                Title:  Assistant Vice President


                              CIBC INC.

                              By  /s/ Timothy E. Doyle
                                -----------------------------
                                Title:  Authorized Signatory


                              DEUTSCHE BANK AG, NEW YORK BRANCH
                              AND/OR CAYMAN ISLANDS BRANCH

                              By  /s/ Andreas Neumeier
                                -----------------------------
                                Title:  Vice President

                              By  /s/ Robert M. Wood, Jr.
                                -----------------------------
                                Title:  Director


                              FIRST BANK NATIONAL ASSOCIATION

                              By  /s/ Otillia Cheung-Belmont
                                -----------------------------
                                Title:  Commercial Banking
                                        Officer


                              MELLON BANK, N.A.

                              By  /s/ Jeffrey M. Anderson
                                -----------------------------
                                Title:  Vice President


                              THE NORTHERN TRUST COMPANY

                              By  /s/ Elizabeth White
                                -----------------------------
                                Title:  Vice President


                              NORWEST BANK MINNESOTA,
                              NATIONAL ASSOCIATION

                              By  /s/ Molly S. Van Metre
                                -----------------------------
                                Title:  Vice President


                              ROYAL BANK OF CANADA

                              By  /s/ Ray Chang
                                -----------------------------
                                Title:  Vice President


                              WACHOVIA BANK OF GEORGIA, N.A.

                              By  /s/ Elizabeth Colt
                                -----------------------------
                                Title:  Vice President


                              THE CHASE MANHATTAN BANK, as
                                Administrative Agent

                              By  /s/ Carol A. Ulmer
                                -----------------------------
                                Title:  Vice President

                               Address for Notices:

                                The Chase Manhattan Bank
                                Loan and Agency Services Group
                                1 Chase Manhattan Plaza
                                8th Floor
                                New York, New York 10081

                                Attention:  Jesus Sang

                                Telecopier No.:  212-552-5662

                                Telephone No.:  212-552-7916

                                                       SCHEDULE 1

                      Commitment Schedule

Bank                                                   Commitment

The Chase Manhattan Bank                             $175,000,000

Morgan Guaranty Trust
  Company of New York                                $175,000,000

Citicorp USA, Inc.                                   $175,000,000

The Fuji Bank, Limited                               $100,000,000

NationsBank, N.A.                                    $100,000,000

ABN Amro Bank, N.V.                                   $50,000,000

Bank of America National Trust
  and Savings Association                             $50,000,000

The Bank of Nova Scotia                               $50,000,000

Bankers Trust Company                                 $50,000,000

CIBC Inc.                                             $50,000,000

Deutsche Bank AG, New York Branch
  and/or Cayman Island Branch                         $50,000,000

First Bank National Association                       $50,000,000

Mellon Bank, N.A.                                     $50,000,000

Northern Trust Company                                $50,000,000

Norwest Bank Minnesota,
  National Association                                $50,000,000

Royal Bank of Canada                                  $50,000,000

Wachovia Bank of Georgia, N.A.                        $50,000,000

     TOTAL:                                        $1,325,000,000

                                                       SCHEDULE 2

                        PRICING SCHEDULE


          Each of `Euro-Currency Margin', `Facility Fee Rate' and `LC Fee Rate' means, for any date, the rate set forth below in the row opposite such term and in the column corresponding to the `Pricing Level' that applies at such date:


            Level   Level    Level     Level    Level
            I       II       III       IV       V
Euro-       .0950%  .1350%   .2100%    .2500%   .3250%
Currency
Margin
LC Fee      .0950%  .1350%   .2100%    .2500%   .3250%
Rate
Facility    .0550%  .0650%   .0900%    .1250%   .1750%
Fee Rate
Euro-       .1500%  .2000%   .3000%    .3750%   .5000%
Currency
All-In
Drawn

          For purposes of this Schedule, the following terms have the following meanings:

          `Level I Pricing' applies at any date if, at such date, (i) the Company's outstanding Ratable Securities are rated either AA- or higher by S&P or Aa3 or higher by Moody's and (ii) no lower Pricing Level applies at such date.

          `Level II Pricing' applies at any date if, at such date, (i) the Company's outstanding Ratable Securities are rated either A- or higher by S&P or A3 or higher by Moody's and (ii) no lower Pricing Level applies at such date.

          `Level III Pricing' applies at any date if, at such date, (i) the Company's outstanding Ratable Securities are rated either BBB+ or higher by S&P or Baal or higher by Moody's and (ii) no lower Pricing Level applies at such date.

          `Level IV Pricing' applies at any date if, at such date, (i) the Company's outstanding Ratable Securities are rated BBB or higher by S&P and Baa2 or higher by Moody's and (ii) no lower Pricing Level applies at such date.

          `Level V Pricing' applies if no other Pricing Level applies.

          `Pricing Level' refers to the determination of which of Level I, Level II, Level III, Level IV or Level V Pricing applies at any date. Level I Pricing is the lowest Pricing Level and Level V Pricing is the highest Pricing Level.

          `Ratable Securities' means senior unsecured long-term debt securities of the Company without third party credit support.

          If at any time (i) either S&P or Moody's has not publicly rated the Company's Ratable Securities or no Ratable Securities of the Company are outstanding at such time and (ii) at such time S&P or Moody's has provided written evidence of a rating of Ratable Securities that is implied from the rating that S&P or Moody's, as the case may be, has assigned to the Company's outstanding subordinated unsecured long-term debt securities without third party credit support or the Company's outstanding senior secured long-term debt securities without third party credit support, such implied rating by S&P or Moody's, as the case may be (together with the public rating or the comparable implied rating of the other rating agency if available), shall be used for purposes of determining the applicable Pricing Level.

          If at any time (i) either S&P or Moody's has not publicly rated the Ratable Securities or no Ratable Securities of the Company are outstanding at such time, (ii) no implied rating by S&P or Moody's, as the case may be, is available in accordance with the foregoing paragraph at such time and (iii) at such time the Company has obtained a private letter rating from S&P or Moody's, as the case may be, of the Ratable Securities, such private letter rating of S&P or Moody's, as the case may be (together with the public rating or the implied rating referred to in the foregoing paragraph of the other rating agency, if available), shall be used for purposes of determining the applicable Pricing Level.

          For purposes of determining the applicable Pricing Level, if at any date the rating of the Company's Ratable Securities by Moody's shall be higher or lower than the comparable rating by S&P (it being understood that for these purposes an S&P rating of A+ is comparable to a Moody's rating of A1, an S&P rating of A is comparable to a Moody's rating of A2, and so forth), then the applicable Pricing Level shall be based upon the higher of such ratings.